EXHIBIT 10.85

ASSET PURCHASE AGREEMENT

BETWEEN

SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

AND

TA ENERGY XX LLC

 DATED AS OF DECEMBER 26, 2019

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ARTICLE VII. Tax Matters		13
7.1	Tax Covenants	13
7.2	Indemnification	14
7.3	Transfer Taxes	15

ARTICLE VIII. Conditions Precedent		15
8.1	Conditions Precedent to Obligations of Each Party	15
8.2	Conditions Precedent to Obligations of Buyer	15
8.3	Conditions Precedent to Obligations of Seller	16

ARTICLE IX. Indemnification		16
9.1	Indemnification by Seller	16
9.2	Indemnification by Buyer	17
9.3	Third Party Claims	17
9.4	Survival of Representations and Warranties	18
9.5	Limitations on Indemnification	19
9.6	Tax Consequences	20
9.7	Right of Subrogation	20
9.8	Exclusive Remedy	20

ARTICLE X. Termination		20
10.1	Termination	20
10.2	Effect of Termination	21

ARTICLE XI. General Provisions		21
11.1	Expenses	21
11.2	Entire Agreement	21
11.3	Assignment and Binding Effect	21
11.4	Notices	22
11.5	Amendment and Modification	22
11.6	Governing Law; Jurisdiction	22
11.7	Waiver of Jury Trial	23
11.8	Severability	23
11.9	Counterparts	23
11.10	Enforcement	23
11.11	No Third-Party Beneficiaries	23

ARTICLE XII. Defined Terms; Interpretation		23
12.1	Defined Terms	23
12.2	Interpretation	30

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into and effective as of December 26, 2019 (the “Effective Date”) between TA Energy XX LLC, a New Mexico limited liability company (“Buyer”), and SolarMax Renewable Energy Provider, Inc. a California (“Seller ”). Each of Buyer and Seller may be referred to herein as a “Party” and, collectively, as the “Parties”.

INTRODUCTION

A. Seller owns certain assets relating to a solar photovoltaic (PV) and energy storage system (ESS) with an expected aggregate PV capacity of approximately of 473.00 kWDC and an expected ESS capacity of 334kW/668kWh, to be built on the Woodcrest Christian property located at 3612 Arlington Avenue Riverside, CA 92506 (the “Project”).

B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Project-related assets of Seller on the terms and subject to the conditions set forth in this Agreement.

C. In consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1 The Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, in exchange for the Purchase Price (as defined below), Buyer shall purchase from Seller and Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (as defined below), other than Permitted Liens, all of Seller's right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the “Purchased Assets”):

(a) the Contracts of Seller set forth on Schedule 1.1(a) (the “Purchased Contracts”) and;

(b) the Approvals held by Seller set forth on Schedule 1.1(b) (the “Purchased Approvals”), to the extent such Approvals are assignable to Buyer in accordance with Applicable Laws;

(c) all summaries and reports from any solar resource assessments, environmental assessments or transmission assessments that have been performed by Seller or any third party and paid for by Seller and any other intellectual property of Seller that relates to the Projects and the Facilities, as applicable; and

(d) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Project and any Project, as applicable.

Subject to the terms and conditions set forth herein, at Closing Buyer shall assume and agree to pay, perform and discharge the Liabilities and obligations arising after the Closing (as defined herein) under the Purchased Assets, but only to the extent that such Liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities ”).

1.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) contracts, including Intellectual Property Agreements, that are not Purchased Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) all Benefit Plans and assets attributable thereto; and

(d) the rights which accrue or will accrue to Seller under this Agreement.

1.3 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities ”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, and the transactions contemplated hereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Projects, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Article VII; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Projects or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

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(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j) any trade accounts payable of Seller (i) which constitute intercompany payables owing to Affiliates of Seller; (ii) which constitute debt, loans or credit facilities to financial institutions; or (iii) which did not arise in the ordinary course of business;

(k) any Liabilities of the Seller or the Projects relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Projects owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

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1.4 Purchase Price.

The consideration for the Purchased Assets (the “Purchase Price”) shall be calculated at a price of $3.36/WDC of the final actual solar PV nameplate capacity of the system, as determined by Buyer’s independent engineer. capacity of the completed system.

(a) Subject to the terms and conditions hereof, the Purchase Price shall be paid on in the following installments as follows:

(i) Buyer shall pay to Seller an amount equal to 15% of the Purchase Price upon execution of this Agreement.

(ii) Buyer shall pay to Seller an amount equal to 75% of the Purchase Price, as adjusted pursuant to any applicable adjustments calculated in accordance with Section 1.4 within 30 days of Closing.

(iii) Buyer shall pay to Seller an amount equal to 10% of the Purchase Price, as adjusted pursuant to any applicable adjustments calculated in accordance with Section 1.4 within 30 days upon the Seller completing Buyer’s Final Completion Punchlist.

1.5 Closing.

(a) The closing of the transactions contemplated by this Agreement (the“Closing”) shall take place by remote means on a date within five (5) Business Days following satisfaction or waiver of the conditions set forth in (1) Section 8.2 to the satisfaction of Buyer in its sole discretion, and (2) Section 8.3 to the satisfaction of Seller in its sole discretion, or at such other place and on such other date as the Parties mutually agree in writing (such date, the “Closing Date”).

(b) At the Closing, Seller shall deliver to Buyer:

(i) an executed bill of sale, substantially in the form set forth as Exhibit A hereto (the “Bill of Sale”);

(ii) an asset assignment and assumption agreement, substantially in the form set forth as Exhibit B hereto (the “Asset Assignment and Assumption Agreement”), duly executed by Seller;

(iii) an estoppel certificate with respect to the PPA, in substantially the form set forth as Exhibit C hereto, duly executed by Customer; and

(iv) a certificate dated as of the Closing and signed by the chief executive officer of Seller certifying that the conditions specified in Section 8.2(a), (b) and (c) have been satisfied; and

(v) a statement (in such form as may be reasonably requested by Buyer) conforming to the requirements Treasury Regulation Section 1.1445-11T(d)(2)(i)

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(vi) a report from an independent engineer selected by Buyer verifying the Project meets or exceed industry best practices for materials and workmanship, and the installed capacity and performance of the Project meets or exceeds the expected production output

(c) At the Closing, Buyer shall deliver to Seller:

(i) the Assignment Agreement, duly executed by Buyer;

(d) Seller and Buyer shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by the Parties hereto.

1.6 Tax Treatment of Transaction . Buyer and Seller acknowledge and agree that for federal and other income Tax reporting purposes, the Purchased Assets do not include any goodwill or going concern value. Buyer and Seller will report the transaction consistently with the intent of this Section 1.6 for all Tax reporting purposes and neither will file any Internal Revenue Service Form 8594 in connection with the purchase and sale of the Purchased Assets.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Organization; Authority. Seller (a) is duly formed, validly existing and in good standing under the laws of its state or jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and (b) has the legal power and authority to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor ’s rights generally and by the application of general principles of equity.

2.2 Conflicts. The execution and delivery of Seller of this Agreement does not, and the consummation of the transactions contemplated hereby and the performance by Seller of its obligations hereunder will not, (a) conflict with or result in a breach of the certificate of formation or operating agreement of Seller, (b) conflict with, breach, constitute or result in a default (or give rise to any right of termination, cancellation or acceleration, with or without the notice or lapse of time or both) under any of the provisions of any material note, bond, lease, security agreement, mortgage or indenture, or any license, franchise, permit, Contract (as defined below) or other instrument or obligation to which Seller is a party, or by which any such Person or its properties or assets are bound, (c) violate any Laws applicable to Seller or any of its properties or assets or (d) result in the creation or imposition of any security interest, mortgage, lien, pledge, charge or other encumbrance of any kind (collectively, “Liens”) upon any property or assets used or held by Seller.

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2.3 Consents. Other than the consents set forth in Schedule 2.3 (the “Required Consents”), no consent or approval by, or notification of or registration or filing with, any Governmental Authority or third party is required to be obtained or made by or with respect to Seller or the Purchased Assets in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and thereby.

2.4 Litigation. There are no actions, suits, proceedings, claims or disputes pending against, or to the Knowledge of Seller, threatened against or affecting, Seller before any court or arbitrator or any Governmental Authority, nor are there any presently existing facts or circumstances that would constitute a reasonable basis therefor, that, if determined or resolved adversely in accordance with the plaintiff’s demands could reasonably be expected to have an adverse effect on the ability of Seller to consummate the transactions contemplated hereby or that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING THE PURCHASED ASSETS

Seller represents and warrants to Buyer as follows:

3.1 The Purchased Assets. Seller has good and valid title to the Purchased Assets, free and clear of all Liens (other than Permitted Liens), and immediately after the Closing, Buyer will have good and valid title to the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

3.2 Contracts.

(a) Seller has provided Buyer with a true, correct and complete copy of each Purchased Contract.

(b) The Purchased Contracts are each in full force and effect, are enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Neither Seller nor, to the Knowledge of Seller, any other party to the Purchased Contracts, is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder. No event has occurred, and to the Knowledge of Seller no circumstance or condition exists that (with or without notice or lapse of time) that will give any Person the right to declare a default or exercise any remedy under, or the right to accelerate the performance of, the Purchased Contracts. The consummation of the transactions contemplated by this Agreement and the performance of Seller’s obligations under the Purchased Contracts by Buyer, will not cause any violation or default, or give rise to any right of termination, under the Purchased Contracts.

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3.3 Litigation. There is no action, suit, proceeding, investigation, claim or dispute pending against, or threatened against or affecting, Seller relating to any Project, any Project, the Purchased Assets or, any present or former officer, director or employee of Seller (in her or his capacity as such) relating to any Project, any Project or the Purchased Assets or, any Person for whom Seller, may be liable before any court or arbitrator or any Governmental Authority which relates to any Project, any Project or the Purchased Assets

3.4 Compliance with Laws. Seller is and has been in material compliance with, and to the Knowledge of Seller is not under investigation with respect to and has not been charged with or given notice of, in each case by a Governmental Authority, any violation of, Applicable Laws, in each case with respect to any Project, any Project or the Purchased Assets.

3.5 Environmental Matters.

(a) With respect to each Project, each Project and the Purchased Assets, each has at all times during the applicable Lease Period (as defined in ARTICLE XII below) been in material compliance with Applicable Laws pertaining to the protection of human health or the environment including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Clean Water Act, and any similar or comparable state statutes and regulations promulgating under any of them, as such laws have been amended and are in effect as of the date of this Agreement (“Environmental Laws”). Seller’s activities and operations on each Site during each applicable Lease Period have not and will not violate any Environmental Laws. Seller has not received any notice of any investigation, claim or proceeding against any Project, any Project, the Purchased Assets or Seller (with respect to any Project or any Project, as applicable) by any Person relating to Hazardous Substances (defined below) or any action pursuant to or violation or alleged violation under any Environmental Law, and no fact, act or circumstance exists that reasonably could be expected to involve any Project, any Project, the Purchased Assets or Seller in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon Seller in each case with respect to a Project, a Project or the Purchased Assets during the applicable Lease Period. As used in this Agreement, “Hazardous Substances” means any hazardous, toxic, noxious, radioactive or infectious substance, material, pollutant or waste as defined, listed or regulated under any Environmental Law.

(b) No Hazardous Substances have been disposed of, spilled, leaked or otherwise released in, under or about the soil, surface water or groundwater on, under or around any Site by Seller’s activities and operations on a Site during any applicable Lease Period.

3.6 Approvals.

(a) Seller has provided Buyer with a true and correct copy of each Purchased Approval. Except as set forth on Schedule 3.6, the Purchased Approvals include all Approvals necessary to construct and complete the Project in compliance with all requirements under the Project Documents, the PPAs and Applicable Laws.

(b) Each Purchased Approval is in full force and effect and no violations are or have been recorded in respect thereof. To Seller’s Knowledge, no proceeding or investigation is pending or threatened, to revoke or limit such Purchased Approval.

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3.7 Project Documents.

(a) Schedule 3.7(a) lists all documents necessary for completion of the Projects in compliance with all material requirements under the other Project documents, the PPAs, the, and Applicable Laws (the “Project Documents”).

(b) Except as set forth on Schedule 3.7(a), each Project Document is in full force and effect, is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor ’s rights generally and by the application of general principles of equity. Neither Seller nor, to Seller’s Knowledge, any other party to the Project Documents is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder. No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) that will give any Person the right to declare a default or exercise any remedy under, or the right to accelerate the performance of or under, the Project Documents. The consummation of the transactions contemplated by this Agreement and the performance of Seller’s obligations under the Project Documents by Buyer, will not cause any violation or default, or give rise to any right of termination, under the Project Documents.

(c) The solar insolation data for the Project provided or made available by Seller to Buyer and identified on Schedule 3.7(a) represents all such data in the possession of Seller. Seller holds all right, title and interest in and to such data.

(d) Schedule 3.7(a) contains a true and correct list of all studies, reports, analyses and evaluations prepared by Seller or by any consultants retained by Seller with respect to the Projects, including all geotechnical, topographical and hydrological studies and other evaluations of the Sites that Seller has conducted. Seller has delivered or made available to Buyer true and correct copies of such studies, reports, analyses and evaluations. Seller holds all right, title and interest in and to such studies, reports, analyses and evaluations.

3.8 Insurance. Schedule 4.15 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Purchased Assets, the Projects, the Facilities, the Sites, or the Assumed Liabilities (collectively, the "Insurance Policies "); and (b) with respect to the Purchased Assets, the Projects, the Facilities, the Sites, or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2018. Except as set forth on Schedule 4.15 , there are no claims related to the Purchased Assets, the Projects, the Facilities, the Sites, or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons developing solar generation facilities similar to the Projects on real property similar to the Sites and are sufficient for compliance with all Applicable Laws, Approvals and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

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3.9 Tax Matters.

(a) Seller (i) has timely paid all Taxes it is required to pay (whether or not shown on any Tax Return); and (ii) has timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the Purchased Assets and such Tax Returns are true and correct and completed in accordance with Applicable Laws.

(b) Seller has timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Tax authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so paid or withheld.

(c) There is no basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement or that would result in any encumbrance on any of the Purchased Assets.

(d) There are no liens with respect to any Taxes upon any of the Purchased Assets, other than liens with respect to Taxes not yet due and payable.

(e) Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(f) There is: (i) no audit or other examination of any Tax Return of Seller presently in progress, nor has Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Tax Return filed by Seller proposed formally or, to the Knowledge of Seller informally by any Tax authority to Seller or any representative thereof; and (iii) no claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) None of the Purchased Assets is subject to the alternative depreciation system within the meaning of Section 168(g) of the Code or “tax exempt use property” within the meaning of Section 168(h) of the Code.

(h) Seller does not have any liability for the Taxes of any other Person as a result of (i) having been a member of an affiliated, consolidated, combined or unitary group, (ii) succeeding to such liability as a result of any merger, conversion or asset transfer or otherwise as a transferee or successor, or (iii) any obligation under any contract (other than a contract entered into in the ordinary course of business that is not primarily related to Taxes).

(i) None of the Purchased Assets has been “placed in service ” within the meaning of Section 48 of the Code.

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3.10 Brokers ’ and Finders ’ Fees. Except as disclosed on Schedule 3.10, Seller has not incurred nor will Seller incur, directly or indirectly, any liability or obligation for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any other transaction contemplated hereby.

3.11 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows as of the Effective Date:

4.1 Organization; Authority. Buyer (a) is duly incorporated, validly existing and in good standing under the laws of New Mexico and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (b) has the legal power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor ’s rights generally and by the application of general principles of equity.

4.2 Conflicts. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby, the performance by Buyer of the obligations hereunder, and ownership by Buyer of the Purchased Assets will not, (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Buyer, (b) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration, with or without notice or lapse of time or both) under any of the provisions of any material Contract to which Buyer currently is a party, or by which Buyer or its properties or assets currently are bound, or (c) violate any Applicable Laws, except where the occurrence of any of the foregoing described in clauses (b) or (c) above would not reasonably be expected to materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

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ARTICLE V.

CERTAIN COVENANTS AND AGREEMENTS

5.1 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable to satisfy the conditions set forth in ARTICLE VIII, insofar as such matters are within the control of any of them. Without limiting the generality of the foregoing, each Party shall each furnish to each other Party such information and assistance as the other Party may reasonably request in connection with the foregoing.

(b) If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments, estoppels, and documents, as may be reasonably requested by any Party for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

5.2 Public Announcements. Each Party agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party, except to the extent such release or announcement may be required by Applicable Laws, in which case the Party required to make the release or announcement shall allow the other Party reasonable time in which to comment on such release or announcement in advance of such issuance.

5.3 Notice of Certain Events. Each Party shall give prompt written notice to the other Parties of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and (c) any actions, suits, claims, investigations or proceedings commenced, or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Seller that, if pending on the date of this Agreement would have been required to be disclosed pursuant hereto, or that relate to the consummation of the transactions contemplated by this Agreement. Buyer’s receipt of any information pursuant to this Section 5.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Schedules.

5.4 No Solicitation. Commencing on the Effective Date and continuing until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10.1, Seller and its Affiliates, directors, officers, employees, stockholders, agents or other representatives (“Representatives ”) shall not, without the consent of Buyer, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, promote or support any inquiry, proposal or offer from, furnish any non-public information regarding Buyer, the Purchased Assets or the Projects, or participate in any discussions or negotiations with, any third party regarding (A) any acquisition of all or any portion of the business, properties, assets or technologies of any Project, or any of the Purchased Assets, in any case whether by merger, consolidation, amalgamation, purchase of assets or equity interests, tender or exchange offer, license or otherwise, (B) any joint venture or other strategic investment in or involving the Project or the Purchased Assets (other than an ongoing commercial or strategic relationship in the ordinary course of business), or (C) any similar transaction to which Seller is a party that is not in the ordinary course of business (each of the transactions described in the preceding clauses (A), (B) and (C) being referred to herein as an “Alternative Transaction”); (ii) disclose any information not customarily disclosed to any Person concerning the business, properties, assets or technologies of the Project or the Purchased Assets, or afford to any Person access to such properties, assets, technologies, books or records, not customarily afforded such access; (iii) assist or cooperate with any Person to make any proposal regarding any Alternative Transaction; or (iv) enter into any Contract, whether binding or non- binding, with any Person providing for an Alternative Transaction (including, but not limited to, a letter of intent or exclusivity agreement). Seller shall immediately cease and cause to be terminated any such negotiations, discussions or agreements regarding any Alternative Transaction.

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5.5 Access to Information.

(a) Commencing on the Effective Date and continuing until the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 10.1, Seller shall afford Buyer and its accountants, counsel and other representatives, reasonable access during business hours to (a) all of Seller ’s books, Contracts, Approvals and records concerning the Project, the Project and the Purchased Assets as Buyer may reasonably request. Nothing in this Section 5.4 shall require Seller to provide Buyer access to non-public information concerning Seller’s business, properties, books and records except to the extent directly related to the Projects, the Facilities and the Purchased Assets.

(b) From and after the Closing, Buyer will make or cause to be made available to Seller all books, records, and documents relating to the Purchased Assets (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any action, charge, complaint, order, investigation, claim, litigation, arbitration, suit or proceeding by or before any court or other Governmental Authority or any arbitrator (an “Action”), (ii) preparing reports to Governmental Authorities or (iii) such other purposes for which access to such documents is reasonably believed by Seller to be necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents, and employees will not interfere with the normal operations of Buyer and the reasonable out-of-pocket expenses of Buyer incurred in connection therewith will be paid by Seller. Buyer will cause the Company to maintain and preserve all such books, records and other documents for the greater of (A) seven years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period by providing Seller with not less than twenty days’ written notice of Buyer’s intention to destroy or dispose of such records with Seller to exercise its rights to obtain such records within such twenty-day period.

ARTICLE VI.

CONDUCT PRIOR TO THE CLOSING

6.1 Conduct of Business of Seller. Commencing on the Effective Date and continuing until the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 10.1, Seller shall (a) conduct the business of Seller in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and (b) use its commercially reasonable efforts to preserve intact the Purchased Assets and Seller’s relationships with customers, suppliers, and others having business dealings with it, all with the goal of preserving unimpaired the goodwill and ongoing business of Seller with respect to the Project on the Closing Date.

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ARTICLE VII.

TAX MATTERS

7.1 Tax Covenants.

(a) Tax Returns.

(i) Subject to Section 7.1(c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing), including any Tax Returns that include or relate to Seller ’s use or ownership of the Purchased Assets on or prior to the Closing. Such Tax Returns shall be true, complete and correct and prepared in accordance with Applicable Laws. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to Seller’s use or ownership of the Purchased Assets on or prior to the Closing.

(ii) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to its ownership or use of the Purchased Assets attributable to taxable periods (or portions thereof) commencing after the Closing.

(b) Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Notwithstanding the foregoing, Buyer shall control the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets.

(c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period beginning before the Closing and ending after the Closing (a “Straddle Period Tax”), the amount of such Straddle Period Taxes that have accrued up to and including the Closing shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing and the denominator of which shall be the number of calendar days in the entire period. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

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(d) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened United States federal, state, local or non-U.S. Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Purchased Assets.

(e) Any payments made to any party pursuant to Article X (Indemnity) or Section 7.2 shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Seller and Buyer on their Tax Returns to the extent permitted by Applicable Laws.

7.2 Indemnification.

(a) Seller shall indemnify Buyer and its Affiliates’ respective employees, officers, directors, stockholders, and agents and their respective successors and assignees (the “Buyer Indemnified Parties”), against and hold them harmless from all Losses to the extent arising from any of the following: (i) Pre-Closing Taxes; (ii) a breach of any representation or warranty of Seller pursuant to Section 3.8 (Tax Matters) hereof or covenants contained in this ARTICLE VII; and (iii) liabilities, costs, expenses (including reasonable attorney fees and expenses), losses, damage, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii) above.

(b) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to Section 7.2(a) hereof is asserted in writing against an Indemnified Party, Buyer shall notify Seller of such claim or demand within ten (10) days of receipt thereof and shall give Seller such information with respect thereto as Seller may reasonably request; provided, however, that failure by Buyer to comply with these provisions shall not affect the rights to indemnification hereunder of the Indemnified Party except to the extent that such failure materially impairs the ability of Seller to contest such Tax liabilities. Seller may discharge, at any time, its indemnification obligation under Section 7.2(a) hereof by paying Buyer the amount payable pursuant to Section 7.2(a) hereof. Seller may, at Seller’s own expense, participate in the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). In the case of any claim or demand for Taxes in respect of which indemnity may be sought pursuant to Section 7.2(a) hereof that does not affect the liability of Buyer for Taxes for any tax period ending after the Closing, Seller may, upon notice to Buyer and at Seller’s own expense, assume the defense of such proceeding. Notwithstanding anything herein to the contrary, with respect to any proceeding that relates to income Tax items that flow through to Seller relating or attributable to any Tax period ending on or prior to the Closing, Seller shall, at its own expense, assume the defense of such proceeding. If Seller assumes such defense Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller assumes the defense or prosecution of any claim, all Parties shall cooperate as reasonably requested in the defense or prosecution thereof.

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7.3 Transfer Taxes. Seller shall be responsible for and shall pay when due any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the sale or purchase of the Purchased Assets (the “Transfer Taxes”). The Parties shall cooperate, to the extent reasonably requested and permitted by Applicable Laws, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Purchased Assets capable of being so transmitted. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Buyer shall promptly reimburse Seller for any Transfer Taxes so paid by Seller upon receipt of notice that such Transfer Taxes have been paid.

ARTICLE VIII.

CONDITIONS PRECEDENT

8.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction of each of the following conditions prior to or at the Closing:

(a) No Government Restraints. There shall be no injunction or order of a Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby; provided, however, that prior to a Party asserting this condition such Party shall have used its reasonable best efforts to prevent the entry of such injunction or order and to appeal as promptly as possible any such injunction or order that may be entered.

(b) No Adverse Law. There shall not have been any Applicable Law enacted, enforced, promulgated, or issued to make illegal or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby.

8.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets in accordance with this Agreement shall be subject to the fulfillment or satisfaction, prior to or on the Closing of each of the following conditions:

(a) Representations and Warranties; Performance of Obligations. The representations and warranties of Seller contained in ARTICLE II and ARTICLE III of this Agreement (i) that are qualified by “material,” “materiality ” or “Material Adverse Effect” shall be true and correct as of the Closing as though such representations and warranties were made as of such date, and (ii) that are not qualified by “material, ” “materiality ” or “Material Adverse Effect” shall be true in all material respects as of the Closing as though such representations and warranties were made as of such date (in either case except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true as of such earlier date). Seller shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(b) Absence of Material Adverse Effect. There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

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(c) Receipt of Required Consents. Seller has obtained and delivered to Buyer the Required Consents in full force and effect and in form and substance satisfactory to Buyer in its sole discretion.

(d) Title Insurance. Each of the following shall have occurred: (A) Buyer shall have received (at Seller’s expense) from a nationally recognized provider reasonably acceptable to Buyer (1) the Title Commitment and (2) ALTA Surveys, and title insurance policy in connection with the Title Commitment, with customary title policy endorsements including all endorsements reasonably required by Buyer (such pro forma policy, the “Pro Forma Policy”); and (B) all conditions to the issuance of a title insurance policy in the form of the Pro Forma Policy under the Title Commitment shall have been satisfied so that Buyer is able to obtain the issued title insurance policy in the form of the Pro Forma Policy at Closing.

(e) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.3 Conditions Precedent to Obligations of Seller. The obligations of Seller to sell and deliver the Purchased Assets to Buyer shall be subject to the fulfillment or satisfaction, prior to or on the Closing, of each of the following conditions:

(a) Performance of Obligations; Representations and Warranties. Buyer’s representations and warranties contained in ARTICLE IV of this Agreement (i) that are qualified by “material”, “materiality ” or “material adverse effect” shall be true and correct as of the Closing as though such representations and warranties were made as of such date, and (ii) that are not qualified by “material, ” “materiality ” or “material adverse effect” shall be true and correct in all material respects as of the Closing as though such representations and warranties were made as of such date (except in either case to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true as of such earlier date). Buyer shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

ARTICLE IX.

INDEMNIFICATION

9.1 Indemnification by Seller.

(a) Following the Closing, subject to the terms and conditions of this ARTICLE IX, Seller shall indemnify Buyer Indemnified Parties against and hold them harmless from all Losses sustained or incurred by any Buyer Indemnified Party to the extent arising from any of the following:

(i) any breach of any representation or warranty of Seller contained in this Agreement or any certificate delivered pursuant to this Agreement;

(ii) any breach of any covenant of Seller contained in this Agreement;

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(iii) any Excluded Asset or any Excluded Liability;

(iv) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

(b) Notwithstanding anything to the contrary in this Agreement, any indemnity claim of a Buyer Indemnified Party in respect of any Tax shall be governed by ARTICLE VII. To the extent of a conflict between ARTICLE VII and any other provision of this Agreement, ARTICLE VII shall control. For the avoidance of doubt, none of the limitations set forth in Section 10.3 shall apply to any indemnity claim made pursuant to ARTICLE VII.

9.2 Indemnification by Buyer. Following the Closing, subject to the terms and conditions of this ARTICLE IX, Buyer shall indemnify Seller and their Affiliates’ respective employees, officers, directors, stockholders, managers, members and agents and their respective successors and assignees (the “Seller Indemnified Parties”) against and hold them harmless from all Losses sustained or incurred by any Seller Indemnified Party to the extent arising from any of the following:

(a) any breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered pursuant to this Agreement; and

(b) any breach of any covenant of Buyer contained in this Agreement; and

(c) the assertion against Seller of any Assumed Liability.

9.3 Third Party Claims.

(a) If a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this ARTICLE IX (a “Third Party Claim”) and such Indemnified Party intends to seek indemnity pursuant to this ARTICLE IX, the Indemnified Party shall promptly provide the indemnifying party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of relevant documentation (such as written notice of the commencement of an action or assertion of a claim) evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) The Indemnifying Party shall be entitled to direct the defense against a Third Party Claim with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense. The Indemnifying Party shall have the right to compromise or settle such Third Party claim, exercising reasonable business judgment, with the consent of the Indemnified Party, which such consent shall not be unreasonably withheld or delayed, provided that no consent shall be necessary if the Third Party Claim is compromised or settled based solely upon the payment by the Indemnifying Party of money and results in a full release of the Indemnified Party and the Indemnified Party is not obligated to admit wrongdoing or to take or abstain from taking any action and the Indemnifying Party is not in breach of this Agreement.

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(c) The Indemnified Party shall be entitled, at its expense, to participate in, but not to determine or conduct the defense of any such claim and the Indemnified Party shall have the right to receive copies of all pleadings and official notices filed by the Indemnifying Party with respect to such Third Party Claim and all written communications between the Indemnifying Party and the plaintiff(s) in such Third Party Claim (to the extent the receipt of such documents would not impair any attorney-client, attorney work product or similar privilege).

(d) If the Indemnifying Party does not elect to proceed with the defense of any such Third Party Claim, the Indemnifying Party shall notify the Indemnified Party promptly of such fact and the Indemnified Party may proceed with the defense of such Third Party Claim at the expense of the Indemnifying Party with counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnified Party may not settle any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(e) The Parties will also reasonably cooperate in any such defense, appeal or settlement proceedings and give each other reasonable access to all information relevant thereto. No settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter for the purposes of the indemnification hereunder, unless such settlement was entered into with the Indemnifying Party ’s prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision of this Section 9.3 to the amount of any Third Party Claim that is the subject of such settlement.

9.4 Survival of Representations and Warranties.

(a) The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant hereto shall continue in full force and effect until thirty-six (36) months following the Closing (the “End Date”), after which date such representations and warranties shall expire, and all liabilities of and all remedies exercisable by the respective Parties with respect thereto under this Article IX shall terminate. Notwithstanding the foregoing, the representations and warranties set forth in (i) Section 2.1 (Organization; Authority), Section 2.2 (Conflicts), Section 3.1 (The Purchased Assets), and Section 3.10 (Brokers' and Finders' Fees ) shall survive indefinitely, and Sections 3.5 (Environmental Matters) and 3.9 (Tax Matters) shall continue in full force and effect indefinitely (the representations and warranties in clauses (i) and (ii) together, the “Fundamental Representations”).

(b) The representations and warranties of Buyer set forth in Section 4.1 (Organization; Authority) and Section 4.2 (Conflicts) shall continue in full force and effect indefinitely.

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(c) Each and every covenant contained in this Agreement (other than the covenants which by their terms are to be performed by either Party after the Closing (collectively, the “Surviving Covenants”) shall not survive the Closing; and neither Seller nor Buyer shall have any liability whatsoever with respect to any such covenant thereafter. The Surviving Covenants will survive the Closing Date until, and will expire on the earlier of discharge of such Surviving Covenant by performance by the applicable Party, when, in each case, the applicable statute of limitations has expired, or until the applicable Surviving Covenant expires in accordance with the terms of this Agreement.

9.5 Limitations on Indemnification. The indemnification obligations set forth in Section 9.1 and Section 9.2 shall be subject to the following limitations:

(a) The limitations set forth in this Section 10.5 shall not apply to Losses that are caused by, result from, relate to, arise out of or are in the nature of claims by any Party based on fraud or willful misconduct.

(b) Each Buyer Indemnified Party, as applicable, shall use its commercially reasonable efforts to recover insurance proceeds that may be available to it as a result of the matter giving rise to any indemnification claim under Section 9.2; provided that such efforts shall not be a condition precedent to the right of the Buyer Indemnified Parties to seek indemnification hereunder. If a Buyer Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim thereof prior to the date upon which Seller is given notice of such claim, then Seller’s indemnification obligations with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Buyer Indemnified Party, net of any reasonable expenses incurred thereby to obtain such proceeds. If a Buyer Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim thereof against Seller after Seller has paid such indemnification claim to a Buyer Indemnified Party, then the Buyer Indemnified Party shall promptly turn over any such insurance proceeds received to Seller, net of any reasonable expenses incurred by the Buyer Indemnified Party to obtain such proceeds, to the extent of the payments made by Seller to the Buyer Indemnified Party on the claim.

(c) No Indemnifying Party shall have any liability under any provisions of this Agreement for any Losses to the extent that such Losses are caused by actions taken by the Indemnified Party or its Affiliates.

(d) Notwithstanding anything contained in this Agreement to the contrary, any amounts payable pursuant to the indemnification obligations under this ARTICLE IX shall be paid without duplication, and in no event shall any Indemnified Party be indemnified under different provisions of this Agreement for the same Losses.

(e) Notwithstanding anything contained in this Agreement to the contrary, Losses as used herein shall mean those which are probable and reasonably foreseeable consequences of the breach, and shall not include and in no event shall any Indemnifying Party be liable to any Indemnified Party for, any punitive, special or indirect damages; it being understood that there are no special circumstances applicable to Buyer or its business or operation that have been disclosed to Seller; and further, that an Indemnifying Party shall be liable to an Indemnified Party with respect to any special, indirect or punitive damages arising from a Third Party Claim that such Indemnified Party is required to pay to any Person who is not a Party (or an Affiliate thereof).

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9.6 Tax Consequences.

(a) The Parties agree to treat any indemnity payment pursuant to this Agreement as an adjustment to the Purchase Price for all tax purposes unless otherwise required by law, provided that if such tax position is subsequently disallowed by the Internal Revenue Service, an After-Tax Basis gross-up amount will be promptly paid. “After-Tax Basis” means, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the “base payment”) and any further payment (the “additional payment”) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all federal income taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment, using an assumed rate equal to the Corporate Tax Rate (and ignoring state and local taxes), taking into account any federal income tax savings realized by the recipient as a result of the event giving rise to the payment, using an assumed rate equal to the Corporate Tax Rate, equals the amount required to be received. “Corporate Tax Rate” means as of a given date of determination, the maximum allowable U.S. federal corporate income tax rate applicable to corporations.

9.7 Right of Subrogation.

(a) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any indemnified claim hereunder, the Indemnifying Party will be subrogated to and will stand in the place of the Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such indemnified claim against any claimant or plaintiff asserting such indemnified claim or against any other Person. The Indemnified Party will cooperate with the Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

9.8 Exclusive Remedy. Following the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities, shall be the rights of indemnification set forth in this ARTICLE IX only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties hereto to the fullest extent permitted by law; provided, however, that nothing in this Section 9.8 shall limit a Party’s right to seek and obtain any specific performance or equitable relief for breach of any covenant set forth in this Agreement or a Party’s rights in the case of fraud or willful misconduct.

ARTICLE X.

TERMINATION

10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereunder abandoned:

(a) by mutual written agreement of Buyer and Seller;

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(b) by either Buyer, if the Closing shall not have occurred by March 31, 2020 (the “Termination Date”); provided, further, that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date; or

(c) by Buyer, if it is not in material breach of its obligations under this Agreement and Buyer has provided Seller with a notice to terminate during the Due Diligence Period pursuant to Section 2.2 or its title review period pursuant to Section 2.3.

(d) by Buyer, if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Seller contained in this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to Seller.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any liability on the part of Buyer, Seller, or any of their respective Affiliates in respect thereof, provided, however, that (a) the provisions of Section 5.2 (Public Announcements), this Section 10.2 (Effect of Termination) and ARTICLE XI (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (b) such termination shall not relieve any Party hereto from liability for fraud or any breach of such Party’s covenants contained herein prior to such termination.

ARTICLE XI.

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise set forth herein, each Party to this Agreement shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.

11.2 Entire Agreement. This Agreement (including the annexes, exhibits and schedules hereto) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, and, except as set forth in this Agreement there are no representations or warranties, express or implied, made by any Party to this Agreement with respect to the subject matter of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

11.3 Assignment and Binding Effect. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party hereto; provided, however, that Buyer may assign this Agreement to any of its Affiliates or for financing purposes without the need for Seller’s consent (provided, that Buyer shall remain liable for all of its obligations hereunder arising prior to such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.

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11.4 Notices. Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted to be given to any Party hereunder shall be in writing and shall be deemed given only if delivered to such Party by electronic mail, personally (including by recognized overnight courier), or sent to such Party by facsimile transmission (with confirmation of receipt) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below:

If to Seller:

SolarMax Renewable Energy Provider, Inc.

c/o SolarMax Technologies

Attn: David Hsu

3080 12th St

Riverside, CA 92507

davidh@solarmaxtech.com

If to Buyer:

TA Energy XX LLC

c/o TRITEC Americas

Attn: David Trepeck

888 Prospect Street

Suite 200

La Jolla, CA 92037

david@tritec-americas.com

or to such other address or Person as any Party hereto may have specified in a notice duly given to the other Parties as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

11.5 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time prior to the Closing by mutual agreement of the Parties. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the Parties.

11.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

(b) Each of the Parties (i) consents to submit itself to the personal jurisdiction of the federal or state courts having jurisdiction located in San Diego, California, if any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts or the United States Supreme Court.

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11.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAWS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.8 Severability . If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by Applicable Laws.

11.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Enforcement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in California, having jurisdiction, subject to Section 11.6(b), this being in addition to any other remedy to which they are entitled at law or in equity.

11.11 No Third-Party Beneficiaries. Except as set forth in ARTICLE IX, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing express or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights or remedies.

ARTICLE XII.

DEFINED TERMS; INTERPRETATION

12.1 Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:

(a) “Action” has the meaning set forth in Section 5.5(b).

(b) “Agreement” has the meaning set forth in the preamble of this Agreement.

(c) “Affiliate ” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(d) “Alternative Transaction” has the meaning set forth in Section 5.4.

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(e) “Applicable Laws” means all laws, statutes, treaties, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, interpretations, licenses and Permits or any similar form of decision or determination by, or any written interpretation or administration of, any of the foregoing by any Governmental Authority having jurisdiction over or applying to a Person (including any one or more of the Parties), this Agreement, the Project, the Purchased Assets, the Site, or the Project, as applicable.

(f) “Approvals” means licenses, permits, consents, waivers and approvals (including from a Governmental Authority) and associated notices thereunder.

(g) “Assignment Agreement” has the meaning set forth in Section 1.5(b)(ii).

(h) “Assumed Liabilities ” has the meaning set forth in Section 1.1.

(i) “ATLA Surveys” has the meaning set forth in Section 2.3.

(j) “Benefit Plan” means any pension, benefit , retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe- benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax- qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, contingent or otherwise.

(k) “Bill of Sale” has the meaning set forth in Section 1.5(b)(i).

(l) “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of California.

(m) “Buyer” has the meaning set forth in the preamble of this Agreement.

(n) “Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

(o) “Closing” has the meaning set forth in Section 1.5(a).

(p) “Closing Date” has the meaning set forth in Section 1.5(a).

(q) “Code” means the United States Internal Revenue Code of 1986.

(r) “Contract” means any written or legally binding oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof.

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(s) “Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of more than fifty percent (50%) of the equity interests of a Person.

(t) “Customer” means Woodcrest Christian School System

(u) “Due Diligence Period” has the meaning set forth in Section 2.2.

(v) “Effective Date” has the meaning set forth in the preamble of this Agreement.

(w) “End Date” has the meaning set forth in Section 9.4(a).

(x) “Environmental Laws” has the meaning set forth in Section 3.5(a).

(y) “Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(z) “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(aa) “Excluded Asset” has the meaning set forth in Section 1.2.

(bb) “Excluded Contracts” has the meaning set forth in Section 1.2(a).

(cc) “Excluded Liability ” has the meaning set forth in Section Section 1.3.

(dd) “Fundamental Representations” has the meaning set forth in Section 9.4(a).

(ee) “GAAP” means United States generally accepted accounting principles.

(ff) “Governmental Authority” means any federal, state, local or other governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity, or any political subdivision thereof, having legal jurisdiction over the matter or person in question.

(gg) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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(hh) “Hazardous Substances” has the meaning set forth in Section 3.5 .

(ii) “Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of bankers’ acceptances issued or created, (v) all liabilities secured by any Lien on any property and (vi) all guarantees of the payment obligations of a third party.

(jj) “Indemnified Party” has the meaning set forth in Section 9.3(a).

(kk) “Indemnifying Party” has the meaning set forth in Section 9.3(a).

(ll) “Insurance Policies ” has the meaning set forth in Section 3.8.

(mm) “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, and restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, social media accounts, and user names (including “handles”), whether or not Trademarks, and all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property and proprietary rights.

(nn) “Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which any Seller is a party, beneficiary or otherwise bound.

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(oo) “Interconnection Agreement” means that certain Interconnection Service Agreement dated June 27, 2017 by and between SCE and Seller.

(pp) “Knowledge” means the actual or constructive knowledge of David Hsu, Luke Zheng and David Trepeck, after due inquiry.

(qq) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(rr) “Liabilities ” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(ss) “Liens” has the meaning set forth in Section 2.2.

(tt) “Losses” means loss, liability, claim, damage, diminution in value or expense (including reasonable expenses of investigation and reasonable legal fees and expenses but excluding (unless subject of a Third Party Claim) consequential, punitive and similar damages, including lost profits).

(uu) “Material Adverse Effect” means any state of facts, event, change, condition, development or effect that, either alone or in combination with any other state of facts, event, change, condition, development or effect, has a material adverse effect on the business, financial condition, assets, liabilities, operations, or results of operations of the Project, the Project, the Site or the Purchased Assets, as applicable; provided, however, that Material Adverse Effect shall not include (i) any fact, event, change, condition, development or effect, that is subject to cure and is in fact cured (including by the payment of money) to the satisfaction of Buyer (in its sole discretion) before the earlier of the Closing Date or the termination of this Agreement; (ii) any effect resulting from (1) changes in the national or regional electric industry in general, (2) changes in national or regional economic, financial or political conditions, (3) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening thereof or (4) epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters, in each case that do not have a disproportionate impact on the Project, as compared to similar solar power development projects in the United States; or (iii) changes or prospective changes in any Applicable Law or interpretation or enforcement thereof after the date hereof.

(vv) “Non-Paying Party” has the meaning set forth in Section 7.1(c).

(ww) “Party” has the meaning set forth in the preamble of this Agreement.

(xx) “Parties” has the meaning set forth in the preamble of this Agreement.

(yy) “Paying Party” has the meaning set forth in Section 7.1(c).

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(zz) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(aaa) “Permitted Liens” means any (a) Liens in respect of property or assets imposed by Laws such as mechanic’s, materialmen’s, warehousemen’s, landlord ’s, laborer’s, workmen’s, repairmen’s, carrier’s, supplier ’s and similar Liens, including all statutory Liens, arising or incurred in connection with capital expenditures or otherwise in the ordinary course of business for amounts not yet due and payable, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established, (c) pledges or deposits under workers’ compensation legislation, unemployment insurance laws or similar laws, (d) zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of such real property or the operation of the business of Seller thereon, (e) easements, covenants, conditions and other restrictions or matters of record or disclosed by survey affecting title to real property which do not materially impair the current use or occupancy of the property subject thereto.

(bbb) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association, entity or Governmental Authority.

(ccc) “PPA” means that certain Solar Power Purchase Agreement between Customer and Seller dated March 5, 2019.

(ddd) “Pre-Closing Tax Period” means (i) any taxable period ending before the Closing Date, and (ii) and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the day immediately preceding the Closing Date.

(eee) “Pre-Closing Taxes” means any Taxes of Seller (or any member of any consolidated, affiliated, combined or unitary group of corporations of which Seller is or has been a member) for any taxable period, and any liability for Taxes arising from or attributable to the use or ownership of the Purchased Assets for all taxable periods (or portions thereof) ending on or prior to the Closing, and including any Transfer Taxes and Straddle Period Taxes attributable to Seller pursuant to this Agreement.

(fff) “Project” has the meaning set forth in the Introduction Section A.

(ggg) “Project Documents” has the meaning set forth in Section 3.7(a).

(hhh) “Property Owner” means the lessor under each applicable lease.

(iii) “Pro Forma Policy” has the meaning set forth in Section 9.2(d).

(jjj) “Purchased Approvals” has the meaning set forth in Section 1.1(b).

(kkk) “Purchased Assets” has the meaning set forth in Section 1.1.

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(lll) “Purchased Contracts” has the meaning set forth in Section 1.1(a).

(mmm)“Purchase Price” has the meaning set forth in Section Error! Reference source not found..

(nnn) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, Project or fixture).

(ooo) “Representatives ” has the meaning set forth in Section 5.4.

(ppp) “Required Consents” has the meaning set forth in Section 2.3.

(qqq) “Seller” has the meaning set forth in the preamble of this Agreement.

(rrr) “Seller Documents” has the meaning set forth in Section 2.1.

(sss) “Seller Indemnified Parties” has the meaning set forth in Section 9.2.

(ttt) “Straddle Period Tax” has the meaning set forth in Section 7.1(c).

(uuu) “Surviving Covenants” has the meaning set forth in Section 9.4(c).

(vvv) “Taxes” means (i) any and all taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Authority, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(www) “Tax Returns” means any return, report, certificate, form or similar statement or document or other communications required or permitted to be supplied to, or filed with, a Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

(xxx) “Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

(yyy) “Termination Date” has the meaning set forth in Section 10.1(b).

(zzz) “Third Party Claim” has the meaning set forth in Section 9.3(a).

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(aaaa) “Title Commitment” has the meaning set forth in Section 2.3.

(bbbb) “Title Company” has the meaning set forth in Section 2.3.

(cccc) “Transfer Taxes” has the meaning set forth in Section 7.3.

12.2 Interpretation .

(a) The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b) For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include, ” “includes ” or “including ” are not limiting and “or” and “either” are not exclusive, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Applicable Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$” or “dollars” shall be deemed references to United States dollars, and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered, intending to be legally bound hereby, as of the Effective Date.

BUYER:

TA ENERGY XX LLC

By:	/s/ David Trepeck
Name:	David Trepeck
Title:	Managing Director

SELLER:

SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

By:	/s/ David Hsu
Name:	David Hsu
Title:	CEO

Signature Page to the Asset Purchase Agreement

Woodcrest Christian School System Solar Project

Exhibit A

Bill of Sale

Attached

BILL OF SALE

This Bill of Sale (this “BM of Sale”), dated December ___ 2019, is made and delivered by SolarMax Renewable Energy Provider, Inc. a California corporation (“Seller”) to and for the benefit of TA Energy XX LLC, a New Mexico limited liability company (“Buyer”), pursuant to that certain Asset Purchase Agreement by and among Seller and Buyer, dated as of December ___, 2019 (the “Purchase Agreement”). All capitalized terms not otherwise defined in this Bill of Sale will have their respective meanings set forth in the Purchase Agreement.

WHEREAS, in furtherance of the transactions contemplated by the Purchase Agreement, Seller and Buyer desire to enter into this Bill of Sale to evidence the transfer by Seller to Buyer of all Purchased Assets.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Bill of Sale and the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Asset Conveyance. Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s right, title and interest in, to and under all of the Purchased Assets, free of any Liens (other than Permitted Liens), and Buyer hereby accepts the sale, assignment, transfer, conveyance and delivery of all of Seller’s right, title and interest in, to and under all of the Purchased Assets. Seller acknowledges that, from and after the date hereof, Seller will not have any right, title or interest in any of the Purchased Assets.

2. Excluded Assets and Liabilities. Notwithstanding anything to the contrary contained herein, Seller is not selling, assigning, transferring, conveying or delivering to Buyer any right, title or interest in or to any of the Excluded Assets or Excluded Liabilities.

3. Rights under Agreement; Conflicts. Each of the Seller and Buyer, by their execution of this Bill of Sale, hereby acknowledge that this Bill of Sale is in all respects subject to the Purchase Agreement, which shall govern the rights of Seller and Buyer with respect to the Purchased Assets, and nothing contained in this Bill of Sale shall in any way supersede or modify the provisions set forth in, or any party’s rights, remedies or obligations under, the Purchase Agreement. To the extent the terms and provisions of this Bill of Sale conflict with the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern.

4. Governing Law. This Bill of Sale shall be governed by and construed and enforced in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflicts of laws.

5. Binding Effect; Assignment. This Bill of Sale shall be binding upon Seller and its successors and assigns and shall inure to the benefit of Buyer and its successors and assigns.

6. Counterparts. This Bill of Sale may be executed in any number of original counterparts, all of which evidence only one agreement and only one full and complete copy of which need be produced for any purpose. A facsimile or electronic version (including Docusign) of a signature will have the same legal effect as an originally drawn signature.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered, intending to be legally bound hereby, as of the Effective Date.

BUYER:

TA ENERGY XX LLC

By:	/s/ David Trepeck
Name:	David Trepeck
Title:	Managing Director

SELLER:

SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

By:	/s/ David Hsu
Name:	David Hsu
Title:	CEO

Signature Page to the Bill of Sale

Woodcrest Christian School System Solar Project Assets

Exhibit B

Asset Assignment and Assumption Agreement

Attached

ASSET ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSET ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of December _____, 2019, by and between SolarMax Renewable Energy Provider, Inc. a California corporation (“Assignor”) and TA Energy XX LLC (“Assignee”).

RECITALS

WHEREAS, Assignor is the sole owner of the assets (as defined below) related to the solar energy and energy storage project for Woodcrest Christian School System (the “Assets”); and

WHEREAS, Assignor and Assignee desire that the rights and obligations of the Assets shall be assigned to, and assumed by, Assignee in accordance with the terms hereof;

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties intending to be legally bound, agree as follows:

1. Definition of Assets. As used herein, the following terms shall have the following meanings:

“Assets” shall mean, collectively, all of Assignor’s right, title and interest in all the equipment and related materials for the solar photovoltaic (PV) and energy storage system (ESS) with an aggregate PV capacity of approximately of 473.00 kWDC and an ESS capacity of 334kW/668kWh, built on the Woodcrest Christian School System, the Solar Power Purchase Agreement between Assignor and Woodcrest Christian School System, the Photovoltaic (Solar) Installation Agreement between Assignor and TSJ Electrical & Comm Inc for the Woodcrest Christian School System solar project and the SolarMax Technology, Inc. Subcontract between the Assignor and Elite Electric Inc for the Woodcrest Christian School System.

2. Assignment. Upon execution by the Parties, Assignor hereby transfers and assigns to Assignee one hundred percent (100%) of its rights, title, interest and obligations in the Assets.

3. Assumption. Upon execution by the Parties, Assignee hereby accepts and assumes one hundred percent (100%) of the rights, title, interest and obligations of Assignor in the Assets.

5. Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful action as may be necessary or appropriate to cause the intent of this Agreement to be carried out.

6. Successors and Assigns. This Agreement shall be binding upon Assignor and Assignee, and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the transfers provided for herein.

7. Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Assignment and Assumption Agreement is executed and delivered by the undersigned parties effective as of the date first set forth above.

ASSIGNOR:

SolarMax Renewable Energy Provider, Inc.

By:	/s/ David Hsu
Name:	David Hsu
Title:	CEO

ASSIGNEE:

TA Energy XX LLC

By:	/s/ David Trepeck
Name:	David Trepeck
Title:	Managing Director

Signature Page to Asset Assignment and Assumption Agreement

Woodcrest Christian School System Solar Project Assets

Exhibit C

Estoppel Certificate – Solar Power Purchase Agreement

Attached

ESTOPPEL CERTIFICATE

(Solar Power Purchase Agreement)

By:	Woodcrest Christian School (“Customer”)

To	SolarMax Renewable Energy Provider, Inc. (“Provider”)

12/24/2019

A. Customer and Provider are parties to that certain Solar Power Purchase Agreement dated March 5, 2018, as amended (the “PPA”).

B. Customer acknowledges that, solely with respect to the PPA, Provider (and its successors in interest and permitted assigns) is relying upon this Certificate.

For purposes solely related to the PPA, the undersigned representative of Customer, acting solely in that capacity on behalf of Customer, hereby represents and confirms to Provider and each of its successors and permitted assigns that, as of the date of this Certificate:

1.	The execution, delivery and performance of this Certificate: (i) are within powers of Customer; (ii) have been duly authorized; (iii) do not conflict with or violate any of the terms or conditions in its governing documents or any agreement to which Customer is a party; and (iv) to the best of the undersigned’s knowledge without duty of investigation, do not conflict with or violate any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination applicable to Customer;

2.	The undersigned hereby confirms, the PPA and this Certificate each constitute a legal, valid and binding obligation of Customer and the PPA and this Certificate are enforceable against Customer in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, or by the exercise of judicial discretion in accordance with general principles of equity;

3.	The capitalized term in the PPA, “Default Rate” shall mean 1.5% per month.

4.	The capitalized term in the PPA, “Energy Delivery Point” shall mean the utility electric meter.

5.	Customer hereby approves, acknowledges and agrees that the PPA’s assignment from SolarMax Renewable Energy Provider, Inc. to TA Energy XX LLC;

6.	The executed copy of the PPA attached hereto as Exhibit A, is a true, correct and complete copy thereof;

PPA ESTOPPEL CERTIFICATE

7.	As of the date hereof: (i) the PPA has not been assigned or pledged by Customer; and (ii) and no binding additional changes, amendments or modifications have been made to the PPA by Customer or Provider; and

8.	This Certificate shall be construed, interpreted and enforced in accordance with the internal laws and decisions of the state where the System (as such term is defined in the PPA) is located without giving effect to any choice of law or conflict of law rules thereof.

CUSTOMER

Woodcrest Christian School

By:	/s/ Jim Sullivan
Name:	Jim Sullivan
Title:	Superintendent

PPA ESTOPPEL CERTIFICATE

Exhibit A

Copy of PPA

EXHIBIT A TO

PPA ESTOPPEL CERTIFICATE

SOLAR POWER PURCHASE AGREEMENT SYSTEM

This Solar Power Purchase Agreement (this “Agreement”), dated as of March 5, 2019 (the “Effective Date”), is between SOLARMAX RENEWABLE ENERGY PROVIDER, INC. (“Solarmax”), a California corporation, and WOODCREST CHRISTIAN SCHOOL , a California non-profit religious corporation ( “Woodcrest”).

RECITALS

WHEREAS, Solarmax desires to design and install an electricity grid-connected photovoltaic solar power plant with a total generating capacity rated at approximately 473.4 kW, having a 700 kWh battery backup component (collectively, the “Generating Facility,” as further described in EXHIBIT A of this Agreement,), to be sited at Woodcrest’s Riverside, California, campus (located at 18401 Van Buren Boulevard, Riverside, California, 92508) at the location specified in EXHIBIT B of this Agreement (the “ Site”); and

WHEREAS, Woodcrest desires to purchase from Solarmax and Solarmax desires to sell to Woodcrest the entire Energy Output of the Generating Facility. (As used herein, “ Energy Output “ means the total quantity of the actual net energy generated by the Generating Facility over any given period of time (measured in kWh-ac), as delivered to Woodcrest at the point where Woodcrest’s energy syste m(s) connect with the Generating Facility.)

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Solarmax and Woodcrest (collectively, the “ Parties”; individually, a “ Party”), intending to be legally bound, agree as follows:

AGREEMENT

1. ACCURACY OF RECITALS. The Parties agree to the accuracy of the foregoing recitals and stipulate to their use in any future matters and/or proceedings arising from and/or related to this Agreement.

2. INSTALLATION, OWNERSHIP AND OPERATION OF THE GENERATING FACILITY.

a. EPC and Installation . Solarmax shall design, develop, construct and install the Generating Facility at the Site. Such work shall be governed by the terms below, along with those engineering, procurement and construction terms (the “EPC Terms”) stated in EXHIBIT C, hereto. In the event the terms of EXHIBIT C conflict with those herein, the terms herein shall govern and be controlling on the Parties. If not otherwise stated in EXHIBIT C, the following terms shall apply to development, construction and installation of the Generating Facility at the Site:

(1) Solarmax shall provide Woodcrest reasonable notice of the progress of the installation of the Generating Facility and shall provide reasonable notice to Woodcrest of the anticipated and actual Commercial Operation Date. (As used herein, “ Commercial Operation Date “ means the date on which the Generating Facility is completed in conformance with the specifications required by this Agreement and is first able to provide Energy Output to Woodcrest.)

(2) To the extent necessary in order to accomplish the purpose of this Agreement, the Parties shall enter into one or more lease agreement(s), license agreement(s), access agreement(s), and/or such other agreements as may be necessary for Woodcrest to lawfully provide Solarmax with the non-exclusive right to use the Site, and any and all such additional space near the Site, as may be reasonably necessary to enable installation of the Generating Facility at the Site and Solarmax’s operation thereof in conformance with all terms of this Agreement.

(3) Woodcrest shall make any and all adjustments and/or accommodations to the condition and use of property around the Site as may be required for the staging of vehicles, equipment, materials, and other elements necessary for construction and installation of the Generating Facility, including adjustments and/or accommodations necessary for access, ingress, and egress to/from the Site.

b. Pre-Construction Activities. Promptly following the execution of this Agreement, Solarmax (and, to the limited extent as may be set forth hereinbelow, Woodcrest) shall use commercially reasonable efforts to complete pre-construction activities relating to the Generating Facility in accordance with the dates provided in subdivision (6) of this Section 2.b., below, which shall include, without limitation, the following (each a “ Pre-Construction Activity,” and collectively the “ Pre- Construction Activities”):

(1) Obtain, or cause to be obtained, financing for installation of the Generating Facility, along with any and all other governmental credits, tax incentives, and other financial incentives which may be available and/or offered in connection with the Generating Facility.

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(2) Obtain or cause to be obtained in its own name all necessary authority from regulatory entities (such as approvals required by the California Public Utilities Commission (“ PUC”) and any other regulatory agencies ) and all other governmental approvals, permits, entitlements, contracts, and agreements required for construction and installation of the Generating Facility at the Site;

(3) Provide Woodcrest with any and all forms for an interconnection agreement to be entered into by the Parties prior to the Commercial Operation Date, along with any assistance needed for completion of such forms, as may be necessary;

(4) Enter into contract(s) for installation of the Generating Facility at the Site, subject to the terms of any proposed financing and consistent with the terms of subdivisions (1) and (2) of this Section 2.b., above; and

(5) Obtain or cause to be obtained all necessary authority from the PUC or other regulatory entities for the operation and maintenance of the Generating Facility and the sale and delivery of Energy Output to Woodcrest.

(6) Solarmax shall use commercially reasonable efforts to complete the Pre-Construction Activity no later than , 2019. If, after exercising such commercially reasonable efforts, the Pre-Construction Activity is not fully completed by such date, Solarmax shall have the option to terminate this Agreement without triggering the default provisions of this Agreement or any liability under this Agreement. Upon satisfaction of all Pre-Construction Activities, Solarmax shall proceed with construction of the Generating Facility.

c. Commercial Operation. Solarmax shall be solely responsible for all costs and the performance of all tasks required for installation of the Generating Facility. Promptly upon full completion of the Pre-Construction Activity, Solarmax (and, to the limited extent set forth below, Woodcrest) shall use commercially reasonable efforts to complete construction and completion activities relating to the Generating Facility, which shall include, without limitation, the following ( “ Completion Activities”):

(1) Complete full installation of the Generating Facility at the Site, including final approval and sign-off of all required PUC and other governmental permits necessary for the sale and delivery of Energy Output to Woodcrest to lawfully commence.

(2) Solarmax to assist Woodcrest as reasonably requested by Woodcrest in connection with the execution by Woodcrest of all agreements required for interconnection of the Generating Facility with any and all public and/or local utilities, including, without limitation, any and all interconnection agreement(s) and/or net metering agreement(s), if applicable.

(3) Each Party shall use commercially reasonable efforts to complete the foregoing Completion Activities, and Solarmax shall use commercially reasonable efforts to cause installation of the Generating Facility to be completed and to cause the Generating Facility to begin Commercial Operation on or before August 1, 2019 (the “Target Commercial Operation Date”). Notwithstanding the foregoing, to the extent that Commercial Operation has not commenced on or before the Target Commercial Operation Date, Solarmax may by written notice to Woodcrest within three (3) business days after the Target Commercial Operation Date, extend the Target Commercial Operation Date by no more than an additional one hundred eighty (180) days. If Solarmax does not elect to extend the Target Commercial Operation Date as set forth in the immediately preceding sentence, or if following such election by Solarmax Commercial Operation has not commenced after the expiration of such one hundred eighty (180) day period, then either Party shall have the option (to be exercised within thirty (30) days of Solarmax’s failure to extend the Target Commercial Operation Date or the expiration of such one hundred eighty (180) day period, as applicable) to terminate this Agreement without triggering the default provisions of this Agreement or any liability under this Agreement; provided that if Solarmax has elected to extend the Target Commercial Operation Date by such one hundred eighty (180) day period and has commenced construction of the Generating Facility during such time, then Solarmax shall be afforded another one hundred twenty (120) days to cause the Generating Facility to achieve Commercial Operation before Woodcrest shall be entitled to terminate this Agreement pursuant to this Section 2(c)(ii).

d. Operation and Maintenance. Solarmax shall be solely responsible for operation and maintenance of the Generating Facility (subject, however, to the obligations and responsibilities of Woodcrest under any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement, above, if applicable) and shall, at all times during the Term, maintain the Generating Facility in accordance with Prudent Industry Practices. Solarmax shall bear all risk of loss with respect to the Generating Facility, except for losses arising from actions or negligence by Woodcrest or its affiliates, agents, employees or guests, and shall have full responsibility for its operation and maintenance in compliance with all laws, regulations and governmental Permits. (As used herein, “ Prudent Industry Practices” means those practices, methods and equipment, as changed from time to time, that are commonly used in the state of California in prudent electrical engineering and operations to operate photovoltaic solar generation equipment lawfully and with safety, reliability, efficiency and expedition. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or equipment to the exclusion of others, but rather to those practices, methods or equipment generally accepted or approved by a significant portion of the photovoltaic solar power industry during the relevant time period.)

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3. PURCHASE AND SALE OF POWER.

a. Purchase and Sale. Throughout the Term (as defined as subdivision a. of Section 4, below), Woodcrest shall purchase and accept delivery from Solarmax, and Solarmax shall sell and deliver to Woodcrest, the entire Energy Output in such amounts as may be generated from time to time. Woodcrest shall not resell any of the Energy Output.

b. Purchase Price. For the duration of the entire Term, Woodcrest shall pay to Solarmax the applicable Purchase Price in exchange for the Energy Output delivered hereunder. The applicable “Purchase Price” shall, for the initial twelve (12) month period of the Term, be $0.215 per kWh . For each twelve (12) month period thereafter, the Purchase Price shall increase by one-half of one percent (0.5%) of the Purchase Price applicable over the immediately-preceding period. (By way of example: the Purchase Price for the initial 12-month period shall be $0.215/kWh, which shall then increase by $0.0011/kWh to $0.2161/kWh for the second 12-month period, which shall then increase by $0.001 to $0.2171 for the third 12-month period, and so on.)

c. Taxes. If any taxes are assessed against the generation, sale, delivery or consumption of Energy Output, or if taxes that are, or are in the nature of, property or ad valorem taxes are assessed in respect of the Generating Facility, Woodcrest shall either pay or reimburse Solarmax for all such amounts due, including any taxes assessed thereon, in accordance with the terms of Section 8, except any income taxes imposed on Solarmax based on such sales.

4. TERM; TERMINATION.

a. Term. Unless terminated early in accordance with the terms hereof, the term of this Agreement (the “ Term”) shall commence on the Effective Date and continue for a period of one hundred twenty (120) months from the Commercial Operation Date.

b. Conclusion of Term. Upon conclusion of the Term, Woodcrest shall have the right to purchase the Generating Facility at its then fair market value, to be determined by professional appraisal (“ Appraisal”). T he cost for the Appraisal shall be borne exclusively by Woodcrest, and shall be produced by a qualified individual selected jointly by Solarmax and Woodcrest (possessing credentials and experience sufficient to satisfy any requirements for appraisal mandated under the Internal Revenue Code or other applicable law) who has no actual or potential conflict of interest with or between the Parties. In the event the Parties are unable to agree upon an individual to perform the Appraisal, the Parties agree that the selection shall be determined by resort to arbitration pursuant to the Streamlined Arbitration Rules & Procedures of JAMS (understanding, however, that neither Party otherwise consents hereby to adjudicate any other dispute(s) arising under the Agreement by arbitration except as may otherwise be provided herein). The Parties intend that, by this subdivision b., the Agreement does not fall within the scope of Section 7701(e)(4)(A)(iv) of Title 26 of the United States Code (the “ Code”), insofar as any potential future transfer of the Generating Facility to Woodcrest is not required nor is it at a fixed or determinable price other than for fair market value.

5. ENVIRONMENTAL INCENTIVES.

a. Ownership of Environmental Incentives . Solarmax shall be entitled to claim any and all governmental credits, tax incentives, financial incentives, and other environmental incentives (whether financial or otherwise) associated and/or arising from the Generating Facility. Woodcrest represents and warrants that Solarmax holds the rights to all such incentives notwithstanding Solarmax ‘s delivery of Energy Output to Woodcrest. Solarmax shall at all times continue to own, and may assign or sell in its sole discretion to one or more third parties, all such incentives associated with or resulting from the development, installation, ownership or operation of the Generating Facility.

b. No Impairment of Environmental Incentives . Neither Party shall take any action or knowingly suffer any omission that would have the effect of impairing the value of the incentives described in subdivision (a) immediately above. Each Party shall be responsible for notifying the other Party of any action or omission of which it has knowledge that could impair such value and for consulting with the other Party as necessary to prevent impairment of the value of such incentives.

6. METERING.

a. Equipment.

(1) Solarmax shall have the right to install and maintain a standard revenue quality meter and an electronic system for supervisory control and data acquisition (“ SCADA”) at the Generating Facility. The SCADA will be owned by Solarmax. The meter shall measure the alternating current output of the Generating Facility on a continuous basis. Solarmax shall be responsible for maintaining the metering equipment in good working order and, if Woodcrest so requests, for testing at Woodcrest’s sole expense the metering equipment once per calendar year and certifying the results of such testing to Woodcrest. In the event of a failure of the electronic meter reading system and until such failure has been corrected, Solarmax shall be responsible for conducting monthly on-site readings of the standard electricity meter to determine the output of the Generating Facility delivered to Woodcrest. Data retrieved from any such meter shall serve as the basis for invoicing Woodcrest for all Energy Output.

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(2) [RESERVED]

(3) Woodcrest shall share with Solarmax, or allow Solarmax to retrieve, electrical load data for the Site from the Site’s utility meters for periods before and after the Commercial Operation Date. At Solarmax’s sole option and expense Solarmax may install an additional meter to measure the electrical load of the Site.

b. Data Collection . Solarmax shall maintain all production meter data and shall provide to Woodcrest a report of the Generating Facility’s individual metered Energy Output, as read and collected on a monthly basis, once each month within fourteen (14) business days after the last day of the preceding month. Subject to Section 6.a., such data shall serve as the basis for invoicing Woodcrest for all Energy Output. Solarmax shall preserve all data compiled hereunder for a period of at least two (2) years following the compilation of such data.

c. Audit. Once per calendar year, Woodcrest shall have the right to audit all such meter data upon reasonable notice, and any such audit shall be at Woodcrest’s sole cost (unless an audit reveals at least a five percent (5%) overcharge to Woodcrest, in which case Solarmax shall bear the cost of that audit). If the metering equipment is found to be inaccurate, it shall be corrected as follows and past readings within the year of the audit shall be promptly adjusted and reflected in the following invoice: (i) if reliable information exists as to the period of time during which the meter was registering inaccurately, by estimating by reference to quantities of Energy Output measured during periods of similar conditions when the meter was registering accurately and (ii) if no reliable information exists as to the period of time during which the meter was registering inaccurately it shall be assumed that the period of such inaccuracy was equal to one-half of the period from the date of the last previous test of the meter (provided that the period covered by the correction shall not exceed six months)

d. Confidentiality. Without the prior written consent of Solarmax, Woodcrest shall not share information provided by Solarmax to Woodcrest from the production meter, or any other performance data related to the Generating Facility, with any third parties.

7. DELIVERY.

a. Title; Risk of Loss. Title and risk of loss of the Energy Output shall pass from Solarmax to Woodcrest upon delivery of the Energy Output at the Energy Delivery Point. Woodcrest shall purchase and accept delivery of metered Energy Output. Woodcrest shall be responsible for arranging delivery of Energy Output to and within its electrical system and facilities, and for any installation and operation of equipment necessary for acceptance and use of the Energy Output.

b. Specifications. Solarmax shall ensure that all Energy Output generated by the Generating Facility conforms to applicable utility’s(ies’) specifications for Energy Output being generated and delivered to the Site’s electric distribution system, which shall include the installation of proper power conditioning and safety equipment, submittal of necessary specifications, coordination of utility testing and verification, and all related costs.

c. Intermittent Resource . Woodcrest acknowledges that the Generating Facility is an intermittent energy resource, and that the Generating Facility will not supply a consistent or uninterrupted supply of energy to the Premises.

8. INVOICES AND PAYMENT.

Solarmax shall deliver to Woodcrest an invoice at the address set forth in Section 17 by the fourteenth (14) Business Day of each calendar month (or upon a monthly schedule mutually acceptable to Woodcrest and Solarmax), stating the Energy Output delivered to Woodcrest during the preceding calendar month and the applicable Purchase Price, and calculating the total amount due to Solarmax. Without offset for any amount owed or claimed to be owed by Solarmax, Woodcrest shall pay the amount due to Solarmax by wire transfer or ACH payment, on or before thirty (30) days following the date of the invoice, which shall be referred to as the “ Due Date”. If the Due Date is a bank holiday or a weekend, payment shall be due on the next following Business Day. Any undisputed amount remaining unpaid after the Due Date shall bear interest at the Default Rate. Invoices and payments schedule shall commence following Commercial Operation. Notwithstanding the foregoing: (i) any delay or failure by Solarmax to deliver one or more invoice(s) to Woodcrest at the frequency stated above shall not operate to diminish or relieve Woodcrest’s obligation to pay Solarmax the Purchase Price for the period corresponding with the delayed invoice(s); and (ii) Solarmax shall have the right to submit such delayed invoice(s) as may be necessary to ensure that payment of all sums which have accrued are received.

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9. INVOICE ADJUSTMENTS; DISPUTES OVER INVOICES.

Either Party may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered or adjust any invoice for any arithmetic, computational or meter-related error within twelve (12) months of the date of the invoice or the date the adjustment to an invoice was rendered, as the case may be. In the event a Party disputes all or a portion of an invoice, or any other claim for an adjustment arises, that Party shall pay the disputed and undisputed portion when due and provide the other Party notice of the dispute and the amount in dispute. Following a Party’s delivery of a notice of a dispute, the Parties shall first use good faith, reasonable, diligent efforts to resolve such dispute within a reasonable period of time not to exceed thirty (30) days from the date of such notice. If the Parties do not resolve such a dispute within such thirty (30) days, then the Parties may pursue their rights appropriately. Solarmax shall return to Woodcrest any disputed amount which is ultimately determined to have been improperly billed to Woodcrest, together with interest thereon at the Default Rate.

10. REPRESENTATIONS AND WARRANTIES; COVENANTS.

a. Representations and Warranties . Each Party represents and warrants to the other Party as of the Effective Date that:

(1) Existence. Such Party is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(2) Authorization. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary company action;

(3) Validity. This Agreement is a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to (i) bankruptcy and other similar laws of general application affecting rights and remedies of creditors and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(4) Approvals. To such Party’s knowledge, no governmental, corporate, utility, direct access provider, regulatory or other third party consent or approval (other than any governmental approvals which have been previously obtained or set forth hereinabove) is required in connection with the due authorization, execution and delivery of this Agreement by such Party or the performance by such Party of its obligations hereunder;

(5) No Conflict. Neither the execution and delivery of this Agreement by such Party nor compliance by such Party with any of the terms and provisions of this Agreement conflicts with, breaches or contravenes the provisions of such Party’s organizational documents, or any other law or regulation applicable to such Party;

(6) No Litigation. There is no pending or, to the knowledge of such Party, threatened litigation, action or proceeding against such Party which would reasonably be expected to have a material adverse effect or which purports to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby;

(7) Bankruptcy. Except as previously disclosed in writing to the other Party there is no pending bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect to such Party; and

(8) Other Facts. To such Party’s knowledge there are no facts, circumstances or other matters that may materially interfere with or materially delay the construction, installation, maintenance or operation (including facts, circumstances or other matters adversely affecting the Generating Facility’s exposure to sunlight) of the Generating Facility, except as have been disclosed in writing to the other Party.

b. Woodcrest Representations, Warranties and Covenants .

(1) No Adverse Actions. Woodcrest will not initiate, conduct or, to the extent within its control, permit, activities that it knows or reasonably should know may damage, impair or otherwise adversely affect the Generating Facility or its function (including activities that may adversely affect the Generating Facility’s exposure to sunlight).

(2) Interconnection and Other Agreements . Woodcrest shall enter into an interconnection agreement as may be necessary for the receipt of the Energy Output and, if applicable, a net-metering agreement upon Solarmax ‘s written request.

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(3) Copies of Documents. Within five business days following receipt, Woodcrest shall send to Solarmax pursuant to Section 17 complete copies of any interconnection agreement, permission to operate letter, net metering agreement (if applicable) or any other material document or communication from any applicable utility related to the Generating Facility, its operation, or interconnection.

(4) Site. Subject to the terms of any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement, above, Woodcrest will (i) maintain the Site in accordance with applicable law (including maintenance of permits held by Woodcrest), (ii) provide immediate notice to Solarmax of any damage to the Generating Facility of which it has knowledge and (iii) provide access to the Site for Solarmax and its financing parties.

(5) Prior Energy Usage . Woodcrest represents and warrants to Solarmax as of the Effective Date that it has furnished to Solarmax accurate and complete data concerning energy usage at the Premises.

11. LIENS AND ENCUMBRANCES.

a. Encumbrances Against the Site. Solarmax shall not directly or indirectly cause, create, incur, assume or suffer to exist any mortgage, pledge, lien (including any mechanics’, labor or materialman ‘s lien), charge, s ecurity interest, encumbrance or claim on the Site. Solarmax also shall pay promptly before a fine or penalty may attach to the Generating Facility any taxes, charges or fees of whatever type of any relevant governmental authority for which Solarmax is responsible. If Solarmax breaches its obligations under this Section 11, it shall immediately notify Woodcrest in writing, shall promptly cause such liens to be discharged and released of record without cost to Woodcrest, and shall indemnify Woodcrest against all costs and expenses (including reasonable attorneys’ fees and court costs at trial and on appeal) incurred in discharging and releasing such liens.

b. Interests Against the Generating Facility. Woodcrest shall not directly or indirectly cause, create, incur, assume or suffer to exist any mortgage, pledge, lien, claim, charge, security interest, or other encumbrance or interest on or with respect to the Generating Facility. If Woodcrest breaches its obligations under this Section 11, it shall immediately notify Solarmax in writing, shall promptly cause such interests to be discharged and released of record without cost to Solarmax, and shall indemnify Solaramx against all costs and expenses (including reasonable attorneys’ fees and court costs at trial and on appeal) incurred in discharging and releasing such interests.

12. INDEMNIFICATION; INSURANCE; LOSS.

a. Indemnification. Solarmax and Woodcrest (each, in such case, an “ Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its affiliates, employees, directors, officers, managers, members, partners, financing parties, shareholders and agents (each, in such case, an “ Indemnified Party”) harmless from and against any claim, demand, lawsuit or action of any kind for injury to or death of persons, including, but not limited to, employees of Indemnified Party, and damage or destruction of property, arising out of (i) negligent acts or omissions or willful misconduct of Indemnifying Party, its agents, officers, directors, employees, contractors or guests; or (ii) the material breach by Indemnifying Party of any of its obligations under this Agreement. The obligation to indemnify shall extend to and encompass all costs incurred by Indemnified Party in defending such claims, demands, lawsuits or actions, including, but not limited to, attorney, witness and expert witness fees, and any other litigation related expenses. Indemnifying Party’s obligations pursuant to this Section 12(a) shall not extend to claims, demands, lawsuits or actions for liability to the extent attributable to the negligence or willful misconduct of Indemnified Party or to the acts of third parties. Indemnifying Party shall pay any cost that may be incurred by Indemnified Party in enforcing this indemnity, including reasonable attorney fees. The obligations of the Parties under this Section 12(a) shall survive termination of this Agreement.

b. Insurance. The Parties shall maintain insurance as required by any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement, above.

13. DEFAULT AND REMEDIES.

a. Event of Default . With respect to a Party, there shall be an event of default (each a “Event of Default”) if:

(1) Such Party fails to pay any amount within five (5) business days after receipt of written notice that such amount is past due;

(2) Except as otherwise set forth in this Section 13.a., such Party is in breach of any representation or warranty set forth herein or fails to perform any material obligation set forth in this Agreement and such breach or failure is not cured within sixty (60) days after notice in writing from the non-defaulting Party; provided, however, that the cure period shall be extended by the number of days during which the defaulting Party is prevented from taking curative action solely by Force Majeure if the defaulting Party had begun curative action and was proceeding diligently, using commercially reasonable efforts, to complete such curative action;

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(3) Such Party admits in writing its inability to pay its debts generally as they become due;

(4) Such Party files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(5) Such Party makes an assignment for the benefit of creditors;

(6) Such Party consents to the appointment of a receiver of the whole or any substantial part of its assets;

(7) Such Party has a petition in bankruptcy filed against it, and such petition is not dismissed within ninety (90) days after the filing thereof;

(8) With respect to Woodcrest, a “Event of Site Lease Default” under the Site Agreement by the Landlord has occurred and is continuing, and with respect to Solarmax, a “Site Lease Event of Default” under the Site Agre ement by the Lessee has occurred and is continuing;

(9) With respect to Woodcrest only, Woodcrest causes an event of default under the Interconnection Agreement or otherwise causes through its actions or omissions the Interconnection Agreement to be terminated or cancelled;

(10) Such party fails to maintain insurance as required by this Agreement, unless such failure is the result of Solarmax’s failure to pay for such excess insurance, or special fees for a certificate of insurance for Solarmax to be included as additional insured after reimbursement for such costs are submitted in writing and Solarmax fails to make reimbursement within forty-five (45) days;

(11) A court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of such Party’s assets, and such order, judgment or decree is not vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or

(12) Under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of such Party’s assets and such custody or control is not terminated or stayed within ninety (90) days from the date of assumption of such custody or control.

b. Termination . Upon an Event of Default by one Party, the other Party shall have the right, but not the obligation, to terminate or suspend this Agreement with respect to all obligations arising after the effective date of such termination or suspension (other than payment obligations relating to obligations arising prior to such termination or suspension).

c. Damages . The Parties acknowledge that given the complexity of the technology used by the Generating Facility and the volatility of energy markets, adequate damages in the event of Woodcrest’s breach of contract will be difficult, if not impossible, to calculate. Consequently, the Parties agree that if an Event of Default by Woodcrest leads to termination of this Agreement, in order to compensate Solarmax for costs of termination and lost revenues associated with payments for Energy Output, incentives, Woodcrest’s liability for damages hereunder shall include, in addition to any damages for lost revenue from regular payment of the Purchase Price: (i) all other damages which are incurred by Solarmax by such breach; and (ii) all other amounts then owing by Woodcrest to Solarmax hereunder. Further, Solarmax shall have the right (but not the obligation) upon uncured breach by Woodcrest, to forego continued ownership of the Generating Facility and to transfer to the same to Woodcrest by way of delivery of written notice thereof, upon receipt of which Woodcrest shall be obligated to assume full legal ownership of the Generating Facility and shall be liable to pay to Solarmax the cost thereof.

d. Costs. The defaulting Party shall be liable to reimburse the non-defaulting Party for such non-defaulting Party’s expenses and costs relating to such Event of Default, including but not limited to reasonable attorneys’ fees provided, however, that the hourly rate for attorney fees awarded to Solarmax shall not exceed the highest hourly rates paid by Woodcrest for legal services to outside counsel in the previous year.

e. No Waiver; Remedies Cumulative . Any waiver at any time by either Party of its rights with respect to an Event of Default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall not be deemed to be a waiver with respect to any subsequent default or other matter. Any waiver under this Agreement must be in writing. The rights and remedies of each of the Parties under this Section 14 shall be cumulative and in addition to the rights of the Parties otherwise provided in this Agreement and at law or equity.

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14. LIMITATION OF LIABILITY.

FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, THE RIGHTS OF THE NON-DEFAULTING PARTY AND THE LIABILITY OF THE DEFAULTING PARTY SHALL BE LIMITED AS SET FORTH IN THIS AGREEMENT, AS THE SOLE AND EXCLUSIVE FULL, AGREED-UPON AND LIQUIDATED DAMAGES, AND NOT AS A PENALTY, AND ALL OTHER DAMAGES OR REMEDIES ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED, OR IF A REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY NONEXCLUSIVE, THE NON- DEFAULTING PARTY SHALL HAVE THE RIGHT TO EXERCISE ALL RIGHTS AND REMEDIES AVAILABLE TO IT AT LAW OR IN EQUITY, PROVIDED, HOWEVER, THAT THE LIABILITY OF THE DEFAULTING PARTY SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND ALL OTHER DAMAGES AND REMEDIES ARE WAIVED. OTHER THAN WITH RESPECT TO ANY LIQUIDATED DAMAGES PROVIDED FOR UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE.

15. FORCE MAJEURE.

a. Excuse. If either Party is delayed in or prevented from performing or carrying out its obligations under this Agreement by reason of Force Majeure, such circumstance shall not constitute a breach hereunder, and such Party shall not be liable to the other Party for or on account of any loss, damage, injury, or expense resulting from, or arising out of, such delay or prevention; provided, however, that the Party encountering such delay or prevention shall use commercially reasonable efforts to remove the causes thereof (with failure to use such efforts constituting a breach hereunder).

b. Force Majeure Events . As used herein, the term “ Force Majeure” shall include, without limitation, (i) sabotage, riots or civil disturbances, (ii) acts of God, (iii) acts of the public enemy, (iv) acts of vandalism, (v) terrorist acts affecting the Site, (vi) volcanic eruptions, earthquake, hurricane, flood, ice storms, explosion, fire, lightning, landslide or similarly cataclysmic occurrence, (vii) requirement by any applicable utility(ies) that the Generating Facility discontinue operation for any reason, (viii) appropriation or diversion of electricity by sale or order of any governmental authority having jurisdiction thereof, or (ix) any other action by any governmental authority which prevents or prohibits the Parties from carrying out their respective obligations under this Agreement. Economic hardship of either Party shall not constitute a Force Majeure under this Agreement. Force Majeure shall not include any diminution in the market value of renewable energy credits, abolishment or unavailability of net-metering with the applicable utility(ies), or strikes and labor disturbances of the Party experiencing that difficulty, and any such event shall not be grounds for modification, suspension or termination of this Agreement.

c. Early Termination by Solarmax . Solarmax shall have the right, but not the obligation, to terminate this Agreement prior to expiration of the Term without triggering the default provisions of this Agreement or any liability under this Agreement upon the occurrence of:

(1) An unstayed order of a court or administrative agency having the effect of subjecting the sales of Energy Output to federal or state regulation of prices and/or service; or

(2) Elimination or alteration of one or more incentives described under Section 5, above, or other change in law that results in a material adverse economic impact on Solarmax; or

(3) An annual level of direct beam solar resource availability that is less than or equal to ninety percent (90%) of historical averages as measured by long-term weather data (minimum of five (5) years) collected at the Site and/or other reliable calibrated and appropriate weather station representative of the Site; or

(4) Woodcrest’s termination or material breach of any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement prior to the expiration of the Term for any reason.

d. No Extension of Term. The Term shall not be extended by reason of Force Majeure.

16. RECORDS.

Each Party hereto shall keep complete and accurate records of its operations hereunder and shall maintain such data as may be necessary to determine with reasonable accuracy any item relevant to this Agreement. Each Party shall have the right to examine all such records insofar as may be necessary for the purpose of ascertaining the reasonableness and accuracy of any statements of costs relating to transactions hereunder.

SOLAR POWER PURCHASE AGREEMENT	Page 8 of 12

17. NOTICES.

Any notice required or permitted to be given in writing under this Agreement shall be mailed by certified mail, postage prepaid, returned receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by facsimile (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 17). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended, at its address set forth below:

If to Solarmax:	If to Woodcrest:

Jessie Chen Solarmax Renewable Energy Provider, Inc.	Scott Reynolds Woodcrest Christian School
3080 12th Street	18401 Van Buren Boulevard
Riverside, CA	Riverside, CA 92508
E-Mail: jessiec@solarmaxtech.com	E-Mail: mr.reynolds@wcss.org

With Copy To:	With Copy To:

Matthew M. Gorman	Jim Sullivan
The Gorman Law Firm	Woodcrest Christian School
1346 E. Walnut St., Suite 220	18401 Van Buren Boulevard
Pasadena, CA 91106	Riverside, CA 92508
E-Mail: mgorman@gormanfirm.com	E-Mail: mr.sullivan@wcss.org

All notices shall be deemed to have been received when delivered in person, sent by facsimile with electronic confirmation of successful transmission, or three days after being sent by registered or certified mail as provided above.

18. CONFIDENTIALITY.

All non-public information (including the terms of this Agreement and, in particular, the Purchase Price) provided by either Party to the other or which is identified by the disclosing Party in writing as confidential or proprietary information shall be treated in a confidential manner and shall not be disclosed to any third party without the prior written consent of the disclosing Party, which consent shall not be unreasonably withheld. Notwithstanding the preceding, this Section and the restrictions herein contained shall not apply to any data or documentation which is:

(1) Required to be disclosed pursuant to state or federal law, an order or requirements of a regulatory body or a court, after five (5) business days’ notice of such intended disclosure is given by the disclosing Party to the non-disclosing Party or if five (5) business days’ notice is not practical, then such shorter notice as is practical;

(2) Disclosed by a Party to an affiliate of such Party or in connection with an assignment permitted by Section 19, hereinbelow; or

(3) Is, as of the time of disclosure, public knowledge without the fault of the other Party.

19. ASSIGNMENT.

a. Consent. Neither party shall have the right to assign any of its rights, duties, or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

b. Financing. Notwithstanding any restriction on assignment operative by virtue of the foregoing subdivision of this Section 19, Solarmax shall have the unconditional right to assign its right, title and interest in and to this Agreement to its Authorized Assignee, and Woodcrest shall provide such cooperation and further assurances in connection with Solarmax ‘s efforts to obtain debt and/or equity financing for the Generating Facility as may be reasonably requested by Solarmax. Without limiting the generality of the foregoing, within ten (10) days of Solarmax‘s written request, Woodcrest shall execute and deliver to Solarmax such written consent(s), estoppel certificate(s), and other necessary acknowledgments as may be reasonably requested by such financing parties or equity investors. (As used herein, an “ Authorized Assignee” shall be any one or more of Solarmax’s financing party(ies), investor(s), subsidiary(ies), or affiliated company(ies). Further, an Authorized Assignee may be any business entity established after the Effective Date which exists as a financing party, investor, subsidiary, or affiliate of Solarmax.)

SOLAR POWER PURCHASE AGREEMENT	Page 9 of 12

20. Publicity

a. Press Releases . The Parties share a common desire to generate favorable publicity regarding the Generating Facility and their association with it. The Parties agree that they will, from time to time, issue press releases regarding the Generating Facility and that they will cooperate with each other in connection with the issuance of such releases including, without limitation, completed review of press releases proposed to be issued by the other Party by no later than four (4) business days after submission by such other Party. Each Party agrees that it shall not issue any press release regarding the Generating Facility without the prior consent of the other, and each Party agrees not to unduly withhold, condition or delay any such consent. Such agreement to work together in the release of all press releases is not intended to control, hinder or preclude other casual contact with the media by the parties.

b. Information. Notwithstanding the foregoing and subject only to the provisions on confidential information in Section 18 of this Agreement, Solarmax shall have the right to publish factual information related to the Generating Facility on its website (or the website of any affiliate) and through other forms of electronic media. Such information may include, but is not limited to, the location of the Generating Facility, the name of Woodcrest, and other features of the Generating Facility.

21. MISCELLANEOUS TERMS.

a. No Set-Off. Except as otherwise set forth herein, each Party hereby waives all rights to set-offs of amounts due hereunder. The Parties agree that all amounts due hereunder are independent obligations and shall be made without set- off for other amounts due or owed hereunder.

b. Intellectual Property. Nothing in this Agreement shall be construed to convey to Woodcrest a license or other right to trademarks, copyrights, technology or other intellectual property of Solarmax (or any affiliate of Solarmax).

c. Binding Effect . The terms and provisions of this Agreement, and the respective rights, privileges, duties and obligations hereunder of each Party, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

d. Amendments. No modification of this Agreement shall be effective except by written amendment executed by the Parties; provided, however, that if Woodcrest has been notified that Solarmax has collaterally assigned any of its rights, duties or obligations under this Agreement to its financing providers, then the prior written consent of such financing providers is required as well.

e. Counterparts. This Agreement may be executed in counterparts, which shall together constitute one and the same agreement. Facsimile signatures shall have the same effect as original signatures and each party consents to the admission in evidence of a facsimile or photocopy of this Agreement in any court or arbitration proceedings between the parties.

f. Other Agreements. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any other prior agreements, written or oral, between the Parties concerning such subject matter.

g. Third Party Beneficiaries . Nothing in this Agreement shall provide any benefit to any third party (other than Solarmax‘s financing parties) or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

h. Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and non-appealable order of any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in full force and effect as if this Agreement had been executed without the invalid provision.

i. Survival. Any provision of this Agreement that expressly or by implication comes into effect or should remain in effect following the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Article 13, 14, 15 and 19 hereof.

j. Governing Law . This Agreement shall be construed in accordance with the laws of the state of California (without regard to its conflict of laws principles).

22. LEGAL EFFECT OF CONTRACT.

a. Forward Contract . The Parties acknowledge and agree that the transaction contemplated under this Agreement constitutes a “forward contract” within the meaning of the United States Bankruptcy Code, and the Parties further acknowledge and agree that each Party is a “forward contract merchant” within the meaning of the United States Bankruptcy Code.

SOLAR POWER PURCHASE AGREEMENT	Page 10 of 12

b. No Lease. The Parties acknowledge and agree that, for accounting or tax purposes, this Agreement is not and shall not be construed as a capital lease and, pursuant to section 7701(e)(3) of the Code, this Agreement is and shall be deemed to be a service contract with respect to the sale to Woodcrest of electric energy produced at an alternative energy facility.

c. No Partnership . This Agreement is not intended, and shall not be construed, to create any association, joint venture, agency relationship or partnership between the Parties or to impose any such obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act as or be an agent or representative of, or otherwise bind, the other Party.

23. COOPERATION.

a. Additional Documents. Upon the receipt of a written request from the other Party, each Party shall execute such additional documents, instruments and assurances and take such additional actions (including assisting the other in obtaining any applicable permits) as are reasonably necessary to carry out the terms and intent hereof. Neither Party shall unreasonably withhold, condition or delay its compliance with any reasonable request made pursuant to this Section 32. Without limiting the foregoing, the Parties acknowledge that they are entering into a long-term arrangement in which the cooperation of both of them will be required.

b. Utility Rule Changes . The Parties acknowledge that adjustments in the terms and conditions of this Agreement may be appropriate to account for rule changes in the respective utility control areas, by the respective independent system operators, or their successors, that could not be anticipated at the date of execution of this Agreement or that are beyond the control of the Parties, and Woodcrest agrees to reasonably consider and accept Solarmax ‘s proposal(s) regarding commercially reasonable amendments as may be reasonably required to comply therewith.

c. Dispute Resolution. Except as to those matters specified at Sections 4.b. and 24.d. herein, in the event that a dispute arises between the Parties in connection with this Agreement, the Parties agree that for a period of thirty (30) days, the Parties will attempt to resolve such dispute informally through meetings of senior executives of each of the Parties. If the dispute is not resolved after such thirty (30) day period, the Parties may pursue all rights available to each of them.

24. OWNERSHIP OF THE GENERATING FACILITY FOR TAX PURPOSES.

a. Generating Facility Ownership. It is the intent of the Parties that the Generating Facility be treated as personal property for all purposes. Woodcrest acknowledges and agrees that regardless of whether the Generating Facility, or any part thereof, is or becomes a fixture on the Premises, Solarmax is the exclusive owner and operator of the Generating Facility, and Woodcrest shall have no ownership interest in the Generating Facility or any equipment associated therewith. Solarmax and Woodcrest hereby agree and acknowledge that Woodcrest shall have no responsibility hereunder for operation or maintenance of the Generating Facility under this Agreement. Neither Woodcrest nor any party related thereto shall have the right or be deemed to operate the Generating Facility within the meaning of Section 7701(e)(4)(A)(i) of the Code. The Parties agree that Solarmax is the owner of the Generating Facility for all purposes, including without limitation all purposes under the Code. Solarmax shall be entitled to, and is hereby authorized to, file one or more precautionary UCC financing statements or fixture filings in such jurisdictions as it deems appropriate with respect to the Generating Facility in order to provide notice of its ownership of the Generating Facility.

b. Financial Burden. Notwithstanding any provision to the contrary under this Agreement, neither Woodcrest nor any Person related to Woodcrest shall bear or be deemed to bear any significant financial burden if there is nonperformance by Solarmax under this agreement, as the phrase “any significant financial burden if there is nonperformance” is used in section 7701(e)(4)(A)(ii) of the Code.

c. Financial Benefit. Notwithstanding any provision to the contrary under this Agreement, neither Woodcrest nor any Person related to Woodcrest shall receive or be deemed to receive any significant financial benefit if the operating costs of the Generating Facility are less than the standard of performance and/or operation set forth in this Agreement, as the phrase “significant financial benefit if the operating costs of the Generating Facility are less than the standards of performance o r operation” is used in Section 7701(e)(4)(A)(iii) of the Code.

d. Reformation. The Parties intend that this Agreement shall qualify as a contract or arrangement between a service provider and a service recipient with respect to the sale to the service recipient of electrical energy produced at an alternative energy facility, in conformance with the provisions of Section 7701(e)(3)(A)(i)(II) of the Code. To the extent any provision of this Agreement would operate to frustrate such intent, the Parties agree that such provision shall, if and to the extent feasible, be reformed so as to conform with such provisions of the Code (a “ Reformation”). The Parties further agree that any such Reformation shall be automatic and self-executing upon discovery of the conflicting provision, and any such Reformation shall be retroactive to the Effective Date, as if the provisions so Reformed were in effect upon the Effective Date. In the event of a Reformation: (i) the Parties shall undertake all actions, execute all agreements, give all acknowledgments and approvals, and otherwise undertake any and all other actions as may be reasonably necessary to put the Reformation into full force and effect; and (ii) any dispute between the Parties regarding actions necessary to perfect a Reformation, and/or whether a Reformation is necessary or has occurred, shall be determined by resort to arbitration pursuant to the Streamlined Arbitration Rules & Procedures of JAMS (understanding, however, that neither Party otherwise consents hereby to adjudicate any other dispute(s) arising under the Agreement by arbitration except as may otherwise be provided herein).

SOLAR POWER PURCHASE AGREEMENT	Page 11 of 12

25. CONFLICTS OF INTEREST

The Parties hereby acknowledge that (i) THE GORMAN LAW FIRM (“GLF”) has represented Solarmax in connection with the drafting of this Agreement, (ii) that Woodcrest has been advised to seek independent counsel in connection with such matter, and (iii) that GLF does not represent any Party other than Solarmax either directly or indirectly.

26. AUTHORITY

By his/her signature to this Agreement below, each individual signing this Agreement represents that: (i) he/she has read and understands this Agreement (including any and all attachments and/or exhibits to this Agreement); (ii) he/she is authorized to sign this Agreement on behalf of the Party for which he/she is signing; and (iii) the Party which he/she is signing for has given any and all necessary approvals sufficient for this Agreement to be executed by such Party.

IN WITNESS WHEREOF , the undersigned have duly executed and delivered this Solar Power Purchase Agreement as of the day and year first above written.

SOLARMAX RENEWABLE ENERGY
PROVIDER, INC.

Dated: 3/5/2019	By:	/s/ Guthrie Raimondo
Guthrie Raimondo
	Title:	Director of Sales

WOODCREST CHRISTIAN SCHOOL

Dated: 3/5/2019	By:	/s/ Jim Sullivan
Jim Sullivan
	Title:	Superintendent

SOLAR POWER PURCHASE AGREEMENT	Page 12 of 12

EXHIBIT A

Generating Facility Description and Components

The Generating Facility shall be comprised of the following components:

•	SOLAR PHOTOVOLTAIC PANELS:	(1,578) Sunspark SST-300W solar panels
•	INVERTERS:	(7) Solectria PVI 60kW-600 inverters
•	CARPORT STRUCTURES:	Structural support for solar panel system
•	BATTERY ENERGY STORAGE SYSTEM:	(1) Energport 350kW/700kWh battery energy storage system
•	ANCILLARY EQUIPMENT:	Balance of system components

Estimated production of the solar photovoltaic components of the Generating Facility is as follows:

NOTE: Tables and data above are estimates only; energy production is warranted or guaranteed by Solarmax .

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT A-1

Dstimated performance of the battery energy storage system of the Generating Facility is as follows:

NOTE: Tables and data above are estimates only; energy production is warranted or guaranteed by Solarmax.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT A-2

EXHIBIT B

Site Description and Location for Generating Facility

(attached)

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT B

EXHIBIT C

EPC TERMS

ARTICLE 1 - DEFINITIONS

1.1 - Definitions.

Capitalized terms used herein shall have the meanings set forth in the Agreement and as stated under Article 12, below. Further, the term “ Contractor” herein refers to Solarmax; and the term “ Owner” herein refers to Woodcrest.

1.2 - Licensure.

Contractor is a licensed contractor in the State of California, holding Contractor State License Board License No. 972048.

ARTICLE 2 - REPRESENTATIONS

2.1 - Representations by Contractor

Contractor represents that:

2.1.1 Organization and Qualification. Contractor is a California corporation duly organized and validly existing under the laws of State of California. Contractor has all necessary power and authority to carry on its business as presently conducted and to enter into and perform its obligations under the Agreement.

2.1.2 Authorization, approvals, no defaults. The execution, delivery and performance of the Agreement by Contractor (1) has been duly authorized by all requisite company action, (2) to the best of Contractor’s knowledge will not conflict with any provisions of applicable Law, and (3) will not conflict with any legal or contractual obligation to which it is a party or by which it or its property is affected.

2.1.3 Enforceability . The Agreement constitutes the legal, valid and binding obligation of Contractor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors ’ right s generally.

2.1.4 Legal proceedings. There is no action, suit or proceeding, at law or in equity, or official investigation by or before any governmental authority, arbitral tribunal or any other body pending or, to the knowledge of Contractor threatened, against or affecting Contractor or any of its properties, rights or assets, which could reasonably be expected to result in a material adverse effect on Contractor’s ability to perform its obligations under the Agreement or on the validity or enforceability of the Agreement.

2.1.5 Site Inspection. Contractor and Contractor’s agents and representatives have visited, inspected and are familiar with the Site, its physical condition, roads, access rights, utilities, topographical conditions and air quality conditions, except for unusual or unknown surface or subsurface conditions, or unusual or unknown soil conditions, and are familiar with the local and other conditions which may be material to Contractor’s performance of its obligations under the Agreement (including, but not limited to transportation, seasons and climates, access, the handling and storage of materials and fuel and availability and quality of labor and materials).

2.1.6 Necessary Rights. Contractor owns or will obtain the legal right to use all patents, rights to patents, trademarks, copyrights and licenses necessary for the performance by Contractor of the Agreement and the transactions contemplated hereby, without any material conflict with the rights of others.

2.1.7 Qualification. Contractor (including where applicable, through its relationships with Subcontractors and its Affiliates) possesses the know-how and wherewithal to oversee the design, engineering, procurement and construction work needed to complete construction of the Facility.

2.2 - Representations by Owner.

Owner represents that:

2.2.1 Organization and qualification. Owner is a California non-profit religious organization duly organized and validly existing under the laws of the State of California. It has all necessary power and authority to carry on its business as presently conducted, to own or hold its properties, and to enter into and perform its obligations under the Agreement.

2.2.2 Authorization, approvals, no defaults. The execution, delivery and performance of the Agreement by Owner (1) has been duly authorized by all requisite company action; (2) to the best of Owner’s knowledge will not conflict with any provisions of applicable Law, and (3) will not conflict with any legal or contractual obligation to which it is a party or by which it or its property is affected.

2.2.3 Enforceability . The Agreement constitutes the legal, valid and binding obligation of Owner in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors ‘ rights generally.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-1

ARTICLE 3 - THE WORK

3.1 - Scope of Work. Contractor shall provide or perform the Work or cause the Work to be provided or performed, in accordance with the terms of the Agreement. Without limiting the foregoing, the Work shall include conducting, performing, providing or procuring when and as necessary to permit progress of the Work to proceed in accordance with the Project Schedule:

3.1.1 all design and engineering activities and services necessary to conduct the Work and complete the Facility in accordance with the Agreement and Contractor ‘s obligations under the Facility Lease;

3.1.2 all design and engineering activities and services necessary to obtain all required permits for the construction and operation of the Facility;

3.1.3 all construction activities and services necessary to conduct the Work and complete the Facility in accordance with the Agreement (including Site preparation, excavation and grading and proper disposal of all excavated materials if and as required in connection with performance of the Work);

3.1.4 all materials necessary to conduct the Work and complete the Facility in accordance with the Agreement (including all necessary transport thereof);

3.1.5 all work forces necessary to conduct the Work and complete the Facility in accordance with the Agreement (including all skilled and unskilled labor, supervisory, quality assurance and support service personnel);

3.1.6 all documents required to direct Owner’ personnel in the proper start -up, operation and maintenance of the Facility, including, without limitation, the Equipment Instruction Manual and all as-built drawings and as-built wiring diagrams (in CD-ROM format capable of generating reproducible hard copies, stamped by an Architect/Engineer registered in the State of California.

3.1.7 all training of Operator adequate to allow Operator to assume responsibility for dispatch and control of the Facility;

3.1.8 all other activities, services and items if such performance, provision or procurement is necessary for a complete and operable Facility; provided, that Contractor shall not be responsible for performing, providing or procuring those activities, services and items for which Owner bear express responsibility pursuant to Article 5;

3.1.9 all design, engineering, materials, work forces needed to perform the Acceptance Tests; and

3.1.10 all activity necessary to enable Contractor to achieve the agreed date of completion.

ARTICLE 4 - CONTRACTOR’S RIGHTS AND RESPONSIBILITIES

4.1 - Engineering, Procurement and Construction of the Facility; Performance of the Work. Contractor, on behalf of the Owner, shall act as the general contractor for the Project and shall be solely responsible for the engineering, procurement and construction of the Work, including, without limitation, the overall oversight and coordination of construction of the Facility in accordance with: (a) the Specifications; (b) the Authorizations for the Facility; (c) the terms of the Agreement; (d) the Traffic Control Plan, the Safety Plan and the Security Plan; and (e) all applicable Laws. Contractor shall coordinate the activities of Engineer, PM/CM, the Prime Subcontractors, the Safety Director, the QA/QC Director and other persons providing labor and materials to the Project to design, engineer and procure the equipment and materials for and complete the construction of the Facility and act as the interface between the Owner and such persons all in accordance with applicable Law and Good Utility Practice.

4.2 - Retention of Qualified Subcontractors and Suppliers Contractor may subcontract any portion of the Work to one or more Subcontractors and Suppliers.

4.2.1 Project Engineer. Contractor shall retain an engineer for the Project (“Engineer”) or perform the duties of the Engineer. Engineer or Contractor shall be retained under a separate Engineer’s Contract. The Engineer’s Contract shall include, among other terms and conditions: (a) the requirement that Engineer dedicate a competent team of professionals to perform the services required under Engineer’s Contract and keep that team available to the Project for the duration of Engineer’s Contract (which shall not end prior to the Commercial Operation Date); and (b) commercially reasonable levels of professional liability insurance protecting against errors and omissions of Engineer a nd Engineer’s employees and agents. Engineer shall have the primary design responsibilities with respect to the Project. Engineer ‘s role and responsibilities shall be more particularly set forth in Engineer’s Contract. If Contractor undertakes to per form the duties of the Engineer, Contractor shall have the same obligations defined for inclusion in the Engineer’s Contract.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-2

4.2.2 Project Manager/Construction Manager. Contractor shall retain the project manager/construction manager for the Project (“PM/CM”) or perform the duties of the PM/CM. PM/CM or Contractor shall be retained under a separate PM/CM’s Contract. At a minimum, the PM/CM’s Contract shall obligate the PM/CM to (a) create and update the Project Schedule, subject to Owner’s approval; (b) monitor and oversee the performance of all Subcontractors and suppliers to keep the Project moving towards completion in accordance with the Project Schedule; (c) review and recommend whether to pay of all invoices submitted by Project suppliers and Subcontractors and review the work related thereto, to confirm that the work for which payment is requested has been performed; (d) inspect the Work as completed to confirm that it was constructed in accordance with the Specifications and performed to the required standard of care; (e) comply with the Safety Plan; and (f) inform Contractor and the Owner regarding the progress and quality of the Work, as necessary to enable them to perform their respective functions under the Agreement. PM/CM shall further have the role and responsibilities with respect to the Project, as are more particularly set forth in the PM/CM’s Contract. The PM/CM’s Contract shall make a portion of PM/CM’s compensation subject to achieving certain Project goals, including timely completion of the Work and completion of the Work within the Project budget. The PM/CM’s Contract shall further obligate the PM/CM to carry commercially reasonable amounts of professional liability insurance.

4.2.3 Major Equipment Suppliers. Contractor, with the assistance of PM/CM, will select the persons to supply the major equipment systems for the Project. (collectively, the “Major Equipment Suppliers”). Contractor and PM/CM, after consultation with Owner, will select the Major Equipment Suppliers through a process that evaluates, among other things, the cost, performance specifications, environmental impact, performance history, and demonstrated performance of their installed equipment. Contractor will negotiate commercially reasonable forms of contracts with the Major Equipment Suppliers, which forms shall include commercially reasonable terms and conditions, including warranties, performance guarantees and liquidated damages.

4.2.4 Prime Subcontractors. Contractor shall retain the major construction subcontractors (“Prime Subcontractors “) for the Project. Contractor, with the assistance of PM/CM, will select the Prime Subcontractors by an evaluation process that evaluates potential candidates based upon relevant criteria, including experience, reputation, and demonstrated success in relevant construction projects. The contracts between Contractor and the Prime Subcontractors (the “Prime Subcontractor Contracts “) shall provide for payment to the Prime Subcontractors on a cost -plus incentive basis, with the Prime Subcontractors given incentives for completing the Project on time, within budget, and with good safety records. Each Prime Subcontractor Contract shall also give Contractor the right to inspect and review that Prime Subcontractor’s audited financial statements, payroll records and other relevant information related to its invoices to Contractor.

4.2.5 Quality Control/Quality Assurance. Contractor shall retain a qualified person or firm to be responsible for quality control and quality assurance of the completed Work (the “QA/QC Director “), subject to the approval of Owner, not to be unreasonably withheld. The QA/QC Director shall be responsible, among other things, for developing procedures for testing materials, the oversight of materials testing, inspecting field assembled equipment (such as quality control of welding procedures and welding testing), verifying QA/QC of materials used in the manufacture of major equipment and verifying that all equipment and materials delivered to the Site meet the specifications of Engineer. The QA/QC Director shall report to PM/CM, Contractor and the Owner on a biweekly basis, or more frequently as needed. The role and specific responsibilities of QA/QC Director with respect to the Project shall be more particularly set forth in the agreement between Contractor and QA/QC Director (the “QA/QC Contract”).

4.2.6 Safety Director. Contractor shall retain a qualified person or firm to serve as the safety director for the Project (the “Safety Director”), subject to the approval of Owner, not to be unreasonably withheld. If required by either Owner’s or Contractor’s insurance provider, such Safety Director shall have the qualifications and authority necessary to support the issuance of the required insurance for the Project. The Safety Director shall be responsible to observe and enforce safe practices at the Site and related support facilities and shall report to PM/CM, Contractor and the Owner on a biweekly basis. The role and responsibilities of the Safety Director shall be more particularly set forth in the agreement between Contractor and the Safety Director (the “Safety Contract”).

4.3 [RESERVED].

4.4 Investigation of the Site.

4.4.1 Contractor acknowledges that it has reviewed the Site and has made reasonable efforts to investigate the physical conditions affecting the Site, consistent with the access that has been to Contractor and its agents.

4.4.2 Contractor shall ascertain the nature of the Site consistent with the access that Owner has granted to Contractor and its agents and the general and local conditions that may affect the Site and the cost of making the Site fit for the construction of the Facility, provided however, that Contractor makes no representation or warranty as to (a) any environmental matters that may exist, including without limitation, any surface or subsurface contamination at the Site, except such surface or subsurface contamination found in soil boring testing and subsurface water testing previously conducted by or on behalf of Contractor; (b) the use or contents of any of the buildings that Contractor has been asked to demolish or remove from the Site, except such use or contents revealed by soil boring testing and subsurface water testing previously conducted by or on behalf of Contractor; (c) any subsurface conditions of the Site; (d) any matters not disclosed in Owner-provided drawings or other information provided to Contractor by Owner on which Contractor has reasonably relied; or (e) any conditions at any off-Site areas or facilities previously provided by Owner with respect to the Facility.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-3

4.4.3 Except for environmental conditions and subsurface or other conditions that could not have reasonably been discovered by a reasonable inspection of the Site within the scope of access afforded Contractor by Owner, Contractor is responsible for accommodating all Site conditions in the Specifications for and construction of the Facility, regardless of when the Site condition is discovered, but shall not be responsible for (a) subsurface or other conditions that could not be discovered by a reasonable inspection of the Site, consistent with the limitations on access provided by Owner; (b) any conditions of the off-Site lay down areas, the Soil Disposal Area, the Easement Areas or other staging areas for the Work provided by Owner, except to the extent that such conditions were disclosed by the drawings and other information provided by Owner to Contractor. Notwithstanding a failure by Contractor to perform its Site investigation due diligence consistent with the access Owner has granted under this Section 4.4, Contractor (except as expressly provided otherwise in Section 7.2.4 of the Agreement) shall be responsible for successfully constructing the Facility without adjustment of the Payment Terms.

4.5 - Hazardous Substances; Erosion.

4.5.1 Contractor shall be responsible for assuring that all Hazardous Substances transported to or from, moved, or used or stored upon, the Site in connection with Contractor’s performance of its obligations under the Agreement are transported, moved, used or stored in accordance with applicable Law. Contractor shall further assure that all Hazardous Substances are disposed of in accordance with applicable Law. Any costs of clean up, transportation, treatment, storage or disposal of Hazardous Substances, other than those Hazardous Substances identified in the soil boring testing and subsurface water testing previously conducted by or on behalf of Contractor, that were on or under the Site prior to the commencement of the Work shall be the sole responsibility and expense of Owner.

4.5.2 Contractor shall be responsible for assuring that all waste generated in the performance of its obligations under the Agreement and all waste transported to or from, moved or used or stored upon the Site by Contractor or any other person for whom Contractor is responsible, within the scope of Contractor ‘s performance of the Agreement, is handled in accordance with applicable Law. Contractor shall cause the affected Subcontractors to manage and dispose of the waste in compliance with applicable Law and Good Utility Practice.

4.5.3 Contractor shall be responsible to see that all sedimentation, erosion control, and siltation within or adjacent to the Site caused by Subcontractors is conducted in accordance with applicable Law. In the event Contractor fails to prevent such sedimentation, erosion or siltation from occurring in violation of applicable Law, Owner shall have the right, after notifying Contractor and providing it an opportunity to cure of not less than three (3) Business Days, to correct such pollution or siltation. All expenses incurred by the Owner in the course of such correction shall be credited against payments owed to Contractor.

4.6 Compliance with Laws In carrying out its duties hereunder, Contractor shall comply with all applicable Laws, including without limitation, all Laws relating to health, safety or the protection of the environment. Owner shall have no responsibility for any costs of environmental compliance or remediation to the extent caused by the negligent acts and omissions or intentional or willful misconduct of Contractor or any of Contractor’s employees or agents, including, without limitation, al l Subcontractors and Suppliers.

4.7 Traffic Control Plan. Contractor shall work together with Owner to develop a comprehensive traffic control plan for the Project (“Traffic Control Plan”), to assure all persons supplying the Work prompt and safe access for deliveries to the Site, while minimizing disruption to the surrounding area its regular activities or scheduled events. Without limitation, the Traffic Control Plan shall provide, as required by the surrounding areas and its activities: (a) for off-site parking for construction personnel and transport of such personnel to the Site; (b) a general prohibition on deliveries of Major Equipment to the Site during the hours of __________; (c) that Contractor shall use its reasonable efforts to arrange for deliveries of Major Equipment __________; and (d) that it shall be consistent with any traffic control requirements set forth in any Governmental Authorization. Owner shall use good faith efforts to assist Contractor in the development of this plan and to assist in gaining for Contractor access to roads and other transportation facilities necessary for timely and cost-effective completion of the Project. When available, the draft traffic control plan shall be presented to Owner for review and approval. Contractor acknowledges that it has studied the Site, railroads, surrounding streets and highways and Contractor can transport all equipment to the Site and all costs associated with the transportation and unloading of the equipment are included in the Payment Terms, provided that access to the Site is available to Contractor and the Subcontractors at all reasonable times and in accordance with the Traffic Control Plan. Contractor shall provide to Owner its proposed Traffic Control Plan no later than 30 days following the date of the Agreement. The Parties shall use their good faith efforts to finalize the Traffic Control Plan no later than 60 days following the date of the Agreement.

4.8 Safety Plan. Contractor, in conjunction with PM/CM, Safety Director and the Prime Subcontractors for the Project shall develop a comprehensive safety plan to establish and maintain appropriate safety rules and procedures in connection with the performance of the Agreement (the “Safety Plan”). Such Safety Plan shall require, among other things that Contractor and Owner satisfy any safety requirements of the insurers for the Project. Contractor shall provide to Owner its proposed Safety Plan no later than 45 days prior to the start of construction, but in any case no later than__________. The Parties shall use their good faith efforts to finalize the Safety Plan no later than 15 days prior to the start of construction.

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4.9 Security Plan. Contractor shall establish appropriate security measures to maintain the security of the Site and protect the Work in progress (the “Security Plan”). The Security Plan shall comply with all requirements of the insurers for the Project, shall address the reasonable concerns of the University and shall, at a minimum require that Contractor shall cause to be erected (as required by the nature and activities of the surrounding areas) temporary chain link fencing, and temporary security lighting to secure the Site and lay down areas. Contractor shall provide to Owner its proposed Security Plan no later than 30 days following the date of the Agreement. The Parties shall use their good faith efforts to finalize the Security Plan no later than 60 days following the date of the Agreement.

4.10 Construction and Storage Confined to Permitted Areas. Contractor and the Subcontractors and suppliers shall confine construction activities and storage to the Site, to the area (if any) designated by Owner for soil disposal (the “Soil Disposal Area”), to temporary and permanent easements that are reasonably necessary for the construction, operation, maintenance and repair of the Project and support facilities for the Project, that have been provided or are in the future provided by Owner (the “Easement Areas”) and to other areas that may hereafter be provided by Owner or other persons for such purposes.

4.11 Construction Office; Records. Contractor shall maintain a temporary construction office at the Site during the course of construction of the Facility. Contractor shall maintain at such office a copy of the Specifications, together with construction-related drawings that are developed during the course of the Project. Contractor agrees to provide space for the Safety Director in the temporary construction office. Contractor agrees to remove the temporary construction office from the Site within six months after the Commercial Operation Date. Contractor shall further maintain an office off the Site, which during the Term of the Agreement and the 24 months following the Commercial Operation Date shall serve as a repository for all documents relating to the Project. Contractor shall provide Owner full access to such records during regular business hours in accordance with the procedures set forth in Section 5.4.4.

4.12 No Liens. Contractor shall be responsible to see that all equipment and materials incorporated into the Work that are purchased by Contractor or by any Subcontractor to the Project shall not be subject to any chattel mortgage, conditional sales contract, or security agreement under which an interest or lien is retained; provided, however, that such equipment and materials may be subject to the security interest of the vendor, to secure the payment of the purchase price of the affected equipment and materials, so long as such security interest is terminable upon payment in full and Contractor causes good title to such equipment and materials, free and clear of such security interest to be conveyed to Owner on or before the date of Final Payment. Contractor shall, as a condition precedent to payment, provide lien waivers to Owner before final payment is required to be made by Owner.

4.13 Compliance with Authorization Requirements. Contractor will familiarize itself with and comply with any applicable requirements of all Government Authorizations for the Facility, including without limitation, requirements pertaining to environmental protection, noise abatement, erosion, traffic control, and parking.

4.14 Patents . Contractor shall, at its sole expense, pay or use reasonable efforts to ensure that its Subcontractors and Suppliers pay all royalties, license fees or other costs incident to their use in the performance of the Work of any invention, design, process, product, or device that is the subject of patent rights or copyrights held by others.

4.15 Inspections; Defective Work. Contractor shall communicate regularly with PM/CM regarding PM/CM’s inspection of completed portions of the Work for conformity with the Specifications and for freedom from defects. Contractor shall accompany PM/CM on such inspections as necessary under the circumstances. In the event that PM/CM notifies Contractor of defective work that: (a) has the potential to have a material impact on the Cost of the Work or the Project Schedule; or(b) indicates a systemic problem (i.e., a persistent, widespread and/or material problem for the Project) with any piece of equipment, any portion of the Work, or the performance of any Major Equipment Supplier or Subcontractor, Contractor shall within 3 Business Days notify and provide relevant information to the Owner. Such information shall include the nature and extent of the problem, the cost and delay associated with the defective Work (if known), and the steps that Contractor and PM/CM are taking to remedy the defective performance, including any remedies that they are pursuing under the applicable contract.

4.16 Contractor Responsibility to Owner. Contractor covenants that in carrying out its duties on behalf of Owner under the Agreement, Contractor will at all times proceed in accordance with Good Utility Practice, will protect the interests of Owner in any dealings with Contractor ‘s affiliates.

4.17 Facility Start Up and Acceptance Testing. Contractor shall be responsible for coordinating all tasks and responsibilities associated with Acceptance Testing and Facility Start Up.

4.18 Other Authorizations. Except for the Governmental Authorizations, Contractor shall be required to obtain all other Authorizations (e.g., street opening permits, plumbing permits, etc.) required for the performance of the Work.

4.19 Confidentiality. Contractor shall make available to Owner any record produced or collected under the Agreement.

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Owner agrees to treat as confidential materials that Contractor reasonably identified, and clearly designated, as confidential. Owner agrees that if it shall receives an order (in whatever form) compelling it by Law to disclose any such confidential record produced or collected under the Agreement, it shall (to the extent permitted by Law) afford Contractor, and any Subcontractors who were the source of the requested record, notice of such request to afford Contractor or such others an opportunity to contest the order.

4.20 Insurance. Contractor shall obtain and maintain insurance as follows:

A. INSURANCE DURING CONSTRUCTION

The Parties shall maintain insurance during construction as follows:

1. Owner shall use their best efforts to procure and establish an Owner Controlled Insurance Program (“OCIP) to insure against the Project construction risks normally covered by the following types of insurance policies: (a) Subcontractor’s workers compensation insurance; (b) Subcontractor’s comprehensive third party legal liability insurance; and (c) Contractor’s comprehensive third party legal liability. The OCIP shall include completed operations coverage. If such insurance can be obtained at reasonable cost, Owner shall procure such insurance at its expense; provided, however, that such OCIP expenses shall be deemed to be included in the Payment Terms unless the expense of such OCIP, including without limitation premium cost and administration expense, exceeds the amounts budgeted for the corresponding insurance coverages in the estimated Project budget.

2. In the event an OCIP is not available to Owner or in the event Owner determines that an OCIP is prohibitively expensive for the Project, then Contractor shall purchase and maintain and/or cause its Subcontractors (except for subcontracts involving less than $100,000) to purchase the following types and amounts of insurance:

a.	Comprehensive third-party legal liability insurance and other such insurance as is appropriate for performance of the Agreement. Such insurance shall include, but not be limited to, protection from the following occurrences:

b.	Claims arising from Worker’s Compensation statutes or similar employee benefit acts, or third-party legal liability claims arising from bodily injury, sickness and disease, or death of employees. The minimum limits of such coverage shall be as required by Law.

c.	Third-party legal liability claims against Contractor arising from its operations and the operations of Subcontractors with such protection extended to provide comprehensive coverage, including personal injury, completed operations, explosion and collapse hazard, and underground hazard. The minimum combined limit for personal injury and property damage liability shall be one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate.

d.	Third-party legal liability claims arising from bodily injury and/or damage to property of others from the ownership, maintenance or use of any motor vehicle, both on-site and off site. The minimum combined limit for personal injury and property damage liability shall be one million dollars ($1,000,000) per occurrence.

3. Owner shall purchase and maintain property insurance (Builder’s Risk) covering the Project, including improvements to real property, as well as goods and materials on the Premises which are to be incorporated into the Project. Such property insurance shall be for the full insurable value of the property covered and shall be written on an “All Risk “ basis covering physical loss and damage including theft, vandalism and malicious mischief, collapse, water damage, and such other perils as may be applicable to a Project. Such insurance shall include the interest of Owner, Contractor, and all Subcontractors as their interests may appear.

4. Contractor shall purchase and maintain excess liability /umbrella liability insurance on an occurrence basis covering claims in excess of, and following the terms of, the insurance set forth in this Article with a one million dollars ($1,000,000) minimum limit per occurrence and two million dollars ($2,000,000) annual aggregate limit. All insurance required by the Agreement shall be purchased and maintained with a company or companies lawfully authorized to do business in the State of California. Such insurance shall be for limits of liability as specified for the Project or legally required, whichever is greater.

5. All required insurance policies shall be endorsed to provide 30 days prior written notice by certified mail, of any material change, cancellation, or non-renewal to Owner. Proof of the required insurance and endorsements shall be made by submission to Owner, prior to commencement of a Project, of certificates of insurance and endorsements satisfactory to Owner. All required insurance shall be maintained until Owner has accepted the Project and Final Payment has been made.

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ARTICLE 5 - OWNER’ RIGHTS AND RESPONSIBILITI ES

5.1 [RESERVED]

5.2 Owner's Responsibilities During the Project. Owner shall:

5.2.1 Make payment of the Cost of the Agreement.

5.2.2 Require employees and agents to abide by all rules applicable to the Site and the Facility, including but not limited to rules pertaining to safety, security procedures or requirements, and designated entrances.

5.2.3 Reasonably cooperate with Contractor and provide any other assistance reasonably necessary to enable Contractor to perform the Work as required hereunder.

5.2.4 Provide adequate temporary construction easements and permanent easements for the Facility and any necessary support facilities for the Facility.

5.2.5 At all times promptly respond, including making appropriate representatives available with decision-making authority, to any reasonable requests by any of the Parties to the Agreement for meetings, for review and comments regarding relevant documents provided to them for review and comment.

5.2.6 At all times, use commercially reasonable efforts to proceed in a manner that supports the Project Schedule. 5.2.7 Promptly take all actions reasonably requested by Contractor to assist Contractor in obtaining any Authorizations for the Facility.

5.2.8 Not unreasonably withhold their support from other actions reasonably requested by Contractor to promote the timely completion of the Facility or to promote the completion of the Facility within the Project budget.

5.3 Denial of Authorizations. Subject to the specific rights and obligations of the Parties set forth in Section 7.2.4 and Article 14, if Contractor or Owner is denied a required Authorization, or any such Authorization is obtained but contains restrictions, qualifications or conditions that would have a material adverse impact on the benefits or obligations of the Parties under the Agreement, the Parties agree to use commercially reasonable efforts, within 30 days of the denial of the required Authorization or issuance of the unduly restrictive Authorization, to reform the Agreement, or to take other mutually agreeable actions (including, for example and without limitation, one Party indemnifying or making whole the other Party), that provide each Party with economic or other benefits that are substantially equivalent to those set forth in the Agreement. If the Parties are unable to so reform the Agreement or agree upon other mutually acceptable arrangements, Section 13.5 (Force Majeure; Failure of Authorizations) shall apply.

5.4 Owner's Additional Rights and Responsibilities. In addition to its responsibilities as Owner under Section 5.2 of the Agreement, Owner shall have the following responsibilities with respect to the Project:

5.4.1 Financing. Owner will take all actions necessary to obtain the financing it needs to enable it to satisfy its payment obligations under the Agreement.

5.4.2 Inspect ion of Contractor’s Records. At any time from the execution of the Agreement to 7 years after the Final Completion Date, Contractor (or an Affiliate of Contractor duly designated as the custodian of Contractor ‘s books and records) shall, upon reasonable prior notice from Owner with respect to the subject matter and schedule, provide a designated representative of Owner during normal business hours with such reasonable access to Contractor ‘s books and records as is reasonably necessary to enable the person providing notice to review Contractor’s costs incorporated into the Cost of the Work and Contractor’s calculation thereof. Such review shall be at the cost and expense of the person(s) conducting the review. In conducting such review, the person(s) reviewing such books and records shall follow reasonable security procedures designed to protect against the release of trade secrets and other confidential information.

5.4.4 Owner's Right to Inspect Work. Owner and its agents and employees shall, upon reasonable prior notice to Contractor and subject to adherence to the safety procedures and other procedures and requirements applicable to the Site (including without limitation, and such procedures and requirements established in connection with any insurance coverage obtained in connection with the Project), have access to inspect all Work; provided, however, that any inspection of the Work shall be conducted at a reasonable time and in a manner that does not delay or increase the Cost of the Work by disrupting the Work. Contractor shall have the right to condition such inspection upon the persons conducting the inspection observing procedures to preserve the safety and security of the Site and to comply with any applicable requirements of Project insurers. Notwithstanding any review or inspection by the State of the Work, Contractor shall not be relieved of its responsibility for the design, construction and performance of the Project as expressly set forth in the Agreement solely by virtue of the State ‘s inspection or review.

5.5 Contractor's Rights and Responsibilities.

5.5.1 Financing. Contractor will take all actions necessary to obtain the financing it Power needs to enable it to satisfy its payment obligations under the Agreement.

5.5.2 Government Authorizations. Contractor, on behalf of Owner shall apply for and obtain all necessary  Authorizations for the construction and operation of the Facility that are identified by Government Authorities as being required for the Facility, based upon the submitted Engineering Plan for the Facility.

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ARTICLE 6 - OWNERSHIP OF ASSETS

6.1 Ownership of the Facility; Risk of Loss. Ownership of the Facility, and of each item of material, equipment, machinery, supplies and other items incorporated therein, shall remain vested with Contractor in conformance with the Agreement.

ARTICLE 7 - COST OF THE WORK; PROJECT FINANCING

7.1 Price. All pricing for the Work shall be as provided in the Agreement, except as may otherwise apply by the terms hereinbelow.

ARTICLE 8 - ADDENDA AND CHANGE ORDERS

8.1 General. “Addenda” are changes to the Work before construction begins. “Change Orders” are changes to the Work after construction begins. Addenda and Change Orders shall be handled as follows:

8.1.1 Any Party may request an Addendum or Change Order in writing.

8.1.2 Approval or rejection of Addenda and Change Orders that increase or decrease the Cost of the Work or change in schedule that could have the effect of delaying Mechanical Completion must be approved by Owner and Contractor prior to execution of such Addenda or Change Order.

8.1.3 Addenda and Change Orders that increase or decrease the Cost of the Work shall be approved or rejected in accordance with the procedures set forth in Sections 8.2 and 8.3 and in accordance with the time periods provided for the State in Section 16.20.

8.2 Process. Any of the Parties may request in writing an Addendum or a Change Order consisting of additions to, deletions from, or other revisions to the Work, provided that such changes are within the general scope of the Work. All requests for Addenda or Change Orders by an Owner shall be submitted to Contractor, with copies to PM/CM and Engineer (as appropriate). All requests for Addenda or Change Orders by Contractor shall be submitted to Owner, with copies to PM/CM and Engineer.

8.3 Initial Evaluation of Addendum and Change Order Requests; Applicable Standards. Any Addendum or Change Order request from an Owner shall be evaluated by Contractor, with the input and assistance of PM/CM and Engineer. Each Addendum or Change Order request shall initially be evaluated to determine whether it: (a) adds value to the Facility without increasing the Cost of the Work or delaying Mechanical Completion of the Facility; (b) adds value to the Facility without delaying Mechanical Completion of the Facility, but increases the Cost of the Work; or (c) does not add value to the Facility or adds value to the Facility, but will delay Mechanical Completion of the Facility or compromise performance of the Facility; or (d) (in the case of an Addendum only) decreases Cost of Work without delaying Mechanical Completion. All Addenda and Change Orders in category (a) or Addenda in category (d) shall be approved; all Addenda and Change Orders in category (c) shall be rejected (unless mutually agreed otherwise, including the allocation of the cost, by all Parties); and all Addenda and Change Orders in category (b) shall be approved, if and only if the increased Cost of the Work is allocated as set forth below in this Article 8.

8.4 Addenda or Change Orders Requested by Owner. If Owner requests an Addendum or a Change Order to address solely Owner ‘s needs, including without limitation changes to address aesthetic or design requirements, and such Addendum or Change Order is approvable under Section 8.3 above and approved by Contractor, but increases the Cost of the Work, then Owner shall bear the entire incremental Cost of the Work (including costs of delays and rework) resulting from such Addendum or Change Order.

8.5 Addenda and Change Orders Required by Acts of Governmental Authorities. If any action of any Governmental Authority requires an Addendum or a Change Order that increases or decreases the Cost of the Work the Owner shall be responsible for any incremental Cost of the Work.

8.6 Addenda and Change Orders Requested by Contractor. If Contractor requests an Addendum or a Change Order that is approved by the Owner, then Owner and Contractor shall share equally any increase or decrease in the Cost of the Work resulting from such Addendum or Change Order.

8.7 Addenda and Change Orders Resulting from Errors or Omissions of Contractor. Owner shall not be responsible for any increased Cost of the Work resulting from Addenda and Change Orders that are necessary because of errors of Contractor and/or its Subcontractors in coordinating the design, scheduling or construction of the Facility.

8.8 Markup on Addenda and Change Orders. On any Addenda and Change Orders under Sections 8.4, and 8.5, Contractor and its Subcontractors shall be entitled to a markup not to exceed ten percent (10%) in the aggregate of the Cost of the Work covered by the Addendum or Change Order.

8.9 Tracking of Cost Impact of Addenda and Change Orders. Contractor shall institute and maintain a ledger type system to track the impact of all increases and decreases to the Owner’ Allocated Shares of the Cost of the Work resulting from any Addenda or Change Orders approved by Contractor and Owner. Contractor shall monthly, and more frequently upon request, report to the Owner the cumulative impact of such Addenda and Change Orders upon their respective Allocated Shares of the Cost of the Work. If applicable, the Parties shall modify the Project Schedule and Payment Milestones to reflect the impact of Addenda and Change Orders.

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ARTICLE 9 - PAYMENT FOR WORK

9.1 Payment. All payment for the Work shall be as provided in the Agreement, except as may otherwise apply by the terms hereinbelow

ARTICLE 10 - COMMENCEMENT AND PERFORMANCE OF WORK

10.1 Commencement; Schedule. Contractor shall commence performance of the Work at the earliest reasonable time (the “Construction Commencement Date”) but no later than 30 days following the last to occur of the following: (a) issuance of any Authorizations required for the Facility; (b) completion of the final foundation drawings for the Project; (c) availability of suitable weather conditions for the commencement of construction; and (d) Owner having in place all insurance policies required of them under the Agreement.

10.2 Mechanical Completion. “Mechanical Completion” shall occur when, except fo r minor items of the Work that would not affect the performance or operation of the Facility such as painting, landscaping and so forth (a) all materials and equipment for the Facility have been installed substantially in accordance with the Specifications; (b) all systems required to be installed by Contractor have been installed and tested (excluding Acceptance Testing); (c) all the equipment and systems can be operated in a safe and prudent manner and have been installed in a manner that does not void any Subcontractor equipment or system warranties; (d) the Facility is ready to commence start-up, Acceptance Testing, and operations; (e) a Punch List of the uncompleted items is established by Contractor and mutually agreed upon by the Parties, provided that if Contractor and Owner disagree as to whether a particular item shall appear on the Punch List, the Independent Engineer shall promptly decide the dispute; (g) all Work, other than Punch List items and Acceptance Testing and any other Work sequenced after Mechanical Completion, has been completed; and (h) the Independent Engineer certifies each of the foregoing in writing to the Owner.

10.3 Commercial Operation. “Commercial Operation” shall be deemed to have occurred as of the first point in time after (i) Mechanical Completion of the Facility has occurred, as determined by the Independent Engineer; (ii) completion of Acceptance Testing pursuant to Section 11.2, or alternatively satisf action of Contractor’s Acceptance Test related obligations in Section 11.3 (including, if applicable, payment of liquidated damages pursuant to Section 11.3); and (iii) when the Facility is used and useful for the purpose of delivering electric energy to Owner (other than electric energy delivered during Facility Start Up and Acceptance Testing). If the Owner disputes that Commercial Operation has occurred, it shall provide written notice to that effect to Contractor, specifying the basis for disputing Commercial Operation and the Parties in dispute shall thereafter utilize the dispute resolution procedures in Article 12 to resolve the dispute. Failure of the Owner to provide such written notice within ten (10) Business Days after receipt of notice of Commercial Operation shall constitute waiver of the Owner’s right to dispute that Commercial Operation has occurred.

10.4 Punch List. A list of the uncompleted items for the Project shall be established by Contractor prior to Mechanical Completion (the “Punch List”). The Punch List may be amended from time to time, upon written Agreement of the Parties, prior to Final Completion. The Punch List shall include all deliverables through Final Completion. The “Punch List Holdback Amount” shall be two times the aggregate of the value of the Punch List items agreed to by the Parties, or determined by the Independent Engineer, if the Parties cannot agree. The Punch List Holdback Amount shall be withheld from payments due upon Mechanical Completion, and the agreed value of each Punch List item shall be paid to Contractor upon completion of the Punch List item and any remaining Punch List Holdback Amount shall be paid to Contractor upon completion of all Punch List items.

10.5 Final Completion. “Final Completion” occ urs after Commercial Operation has occurred and any remaining Punch List items have been finished. Contractor will notify Owner when it considers that Final Completion has occurred. If the Owner disputes that Final Completion has occurred, it shall provide written notice to that effect to Contractor specifying the basis for disputing Final Completion and the Parties in dispute shall thereafter use the dispute resolution procedures in Article 12 to resolve the dispute. Failure of the Owner to provide such written notice within 10 Business Days after the initial notice from Contractor shall constitute waiver of the Owner’s rights to dispute that Final Completion has occurred.

ARTICLE 11 - ACCEPTANCE TESTING; CAPACITY GUARANTEE; COMPLETION GUARANTEE; WARRANTIES;

LIMITATION OF LIABILITY

11.1 Acceptance Tests. Contractor will be responsible for coordinating the Acceptance Tests of the Facility (the “Acceptance Tests”). Such Acceptance Tests shall be conducted by one or more qualified inde pendent testing companies approved by the Parties (the “Testing Engineer”).

11.2 Acceptance Testing.

11.2.1 General. Within 60 days following Mechanical Completion, Contractor shall endeavor to cause the Testing Engineer to conduct the initial Acceptance Test.

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11.2.2 Procedure.

11.2.2.1 The procedures for conduct of the Acceptance Test shall be as determined by Contractor. Either Party may propose changes to a test procedure at any time up to 60 days prior to commencement of the initial Acceptance Test, and each Party agrees to cooperate in good faith in evaluating such change. No change shall be effective, however, without written acceptance of Owner and Contractor.

11.2.2.2 Contractor shall give Owner and Engineer 30 days’ advance written notice of the time it expects the qualified independent testing company to conduct the initial Acceptance Test.

11.2.3 Acceptance Testing Period; Repeat Tests. Contractor may repeat an Acceptance Test as Contractor deems appropriate; provided, that all Acceptance Tests must be completed by 60 days after the Facility achieves Mechanical Completion (the “Acceptance Testing Period”) , unless: (a) the Parties agree otherwise in writing; or (b) the Acceptance Testing Period is extended by Force Majeure, but not beyond the Delay Default Date. Contractor shall bear the costs of performing the repeat Acceptance Tests. Contractor shall give Owner and Engineer not less than the following advance notice of each Acceptance Test following the initial Acceptance Test: (i) if the Acceptance Test is a prompt retest which merely continues a previously commenced Acceptance Test or promptly follows a failed Acceptance Test, not less than 24 hours advance notice; and (ii) if the Acceptance Test is a new Acceptance Test that follows an interim period of more than 10 Business Days during which no Acceptance Testing has occurred, then not less than 3 Business Days advance notice, unless a shorter period is agreed to by the Parties.

11.2.4 Acceptance Test Results.

11.2.4.1 After the Testing Engineer completes an Acceptance Test, Contractor shall give written notice thereof to Owner and Engineer and shall provide Owner and Engineer with all gross and reduced data for such test.

11.2.4.2 If the Testing Engineer determines that the Acceptance Test was successfully completed, Contractor shall ensure that the Testing Engineer notifies Owner and Engineer thereof promptly following determination to that effect, including providing them a copy of the written test report.

11.2.5 Contractor to Promptly Commence and Complete Acceptance Testing. Contractor shall promptly commence and complete Acceptance Testing following Mechanical Completion.

11.3 Compliance with Standards. In the event the Facility contains any design or construction defects (“Defects”) that cause it to fail to meet any design, construction or Mechanical Completion standard in the Specifications or the Agreement, then Contractor shall, at no expense to Owner (except in the case of omitted equipment and materials, as provided in this Article 11), make (or cause to be made) the Remedial Measures necessary to remedy the Defects. In the event the Remedial Measures include supplying equipment and materials that were necessary to the Facility, but omitted from its construction, Owner shall pay for the costs of such omitted equipment and materials as part of the Cost of the Work if such Remedial Measure is implemented to address Defects discovered before the Facility achieves Mechanical Completion. If the Remedial Measure is implemented to address Defects discovered after the Facility achieves Mechanical Completion, Owner shall not be obligated to pay any portion of the cost of the omitted equipment and materials.

11.5 Contractor's Warranties. Contractor warrants to Owner as follows:

11.5.1 Contractor shall perform the Work, including its design and engineering services hereunder, and will procure all materials hereunder using its best skill and attention, in accordance with Good Utility Practice associated with engineering and procurement of facilities such as the Facility.

11.5.2 Contractor shall perform its construction services hereunder in a good and workmanlike manner and otherwise in accordance with Good Utility Practice associated with constructing facilities such as the Facility. The Facility will, at all times through the Commercial Operation Date, comply with all Laws. Contractor shall have no obligation for breach of warranty under this Section 11.6 to the extent any deficiencies are the result of Force Majeure, normal wear and tear, misuse or negligence by Owner or someone other than Contractor acting on Owner’s behalf.

11.5.3 All materials procured or furnished by Contractor hereunder shall be new (unless otherwise agreed by Owner in writing), of good quality and in accordance with the specifications set forth in the Agreement and the Schedules.

11.6 Repair and Replacement of Defective Work. If any breach arises under Contractor’s warranties in Section 11.6, Contractor shall, at its sole cost and expense and subject to the Damages Cap, promptly correct, replace or repair, at Owner’s selection, any defect in design, engineering, materials, wo rkmanship or operability in the Facility discovered during the Warranty Period. Any such correction, replacement or repair prior to Mechanical Completion shall not be considered a Remedial Measure. Contractor’s correction, replacement, or repair shall be made with due regard to Owner’s operational requirements.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-10

11.7 Subcontractor Warranties; Subcontractor Protections for Owner. Contractor shall use its good faith efforts, in its negotiations with all Subcontractors for the Facility, to see that such Subcontractors provide commercially reasonable remedies, including warranties, performance guarantees, and, where appropriate, liquidated damages. Contractor shall enforce all contractual remedies and enforce any other remedies against the Subcontractors, including, without limitation, those arising from Subcontractors’ negligent acts or omissions (collectively, the “Subcontractor Protections”). Contractor shall enforce, at its sole expense, all warranties contained within the Subcontractor Protections for the Subcontractor warranty periods provided for the specific equipment to which such warranties pertain.

11.8 Contractor Enforcement of Subcontractor Protections. Contractor agrees to act on Owner’ behalf, at no additional cost to Owner, to enforce any Subcontractor Protections with respect to Work; provided, however, that Contractor may use its reasonable discretion on how best to approach the resolution of any particular problem, and provided further that such enforcement obligation shall only last for the duration of the Subcontractor Protection in question. In the event that litigation is necessary to enforce any Subcontractor Protection, Contractor shall pursue such litigation at its own expense.

11.9 Indemnification. Owner shall assume and retain all liability, including claims, demands, losses, costs, damages and expenses of every kind and description, or damages to persons or property arising out of or in connection with or occurring during the course of the Agreement, where such liability is proximately caused by the acts or omissions of any of the officers, employees or agents of Owner while acting within the scope of their employment. Contractor shall indemnify Owner against any and all loss or damages that Owner may incur as a result of any claim of Persons other than Owner, Contractor, or their respective employees and agents, to the extent same (a) arise out a breach by Contractor of its obligations under the Agreement, or (b) are caused by the negligence or intentional or willful misconduct of Contractor, the Subcontractors or their agents or employees. Contractor shall indemnify and hold harmless Owner from all liabilities, damages, costs or expenses incurred by Owner by reason of any lien filed against the Facility by any Subcontractor of Contractor in connection with the performance of the Work. Any Party entitled to indemnification or other protection under this Section 11.11 shall keep the benefited party apprised of the status of all claims with respect to which it is entitled to such indemnification or protection, and shall not settle any such claim without the consent of the benefited party, such consent not to be unreasonably withheld or unduly delayed.

ARTICLE 12 - DEFINITIONS

“Acceptance Tests/Acceptance Testing “ shall mean the performance tests, to be performed on the Facility as Contractor determines necessary, including any adjustments thereto as provided in the Agreement or as otherwise agreed to by the Parties to address the conditions present at the time the Facility is available for testing.

“Acceptance Test Capacity Guarantee “ shall have the meaning assigned to it in Section 11.3.

“Acceptance Testing Period “ shall have the meaning set forth in Section 11.2.3.

“Addendum” or “ Addenda” shall have the meaning assigned to it in Section 8.1.

“Affiliate” shall mean (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party, and (ii) any Person that, directly or indirectly, is the beneficial owner of five percent (5%) or more of any class of equity securities of, or other Ownership interests in, a Party or of which the Party is directly or indirectly the owner of five percent (5%) or more of any class of equity securities or other Ownership interests.

“Agreement” shall have the meaning assigned to it in the first paragraph of the Agreement.

“Authorization” shall mean any license, permit, approval, filing, waiver, exemption, variance, clearance, entitlement, allowance, franchise, or other authorization, whether from any Governmental Authority, corporate or otherwise.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which either the state or national banks in the State of Wisconsin are not open for the conduct of normal banking business.

“Change Order” shall mean a document issued pursuant to Article 8, which describes changes in or to the Work.

“Commercial Operation “ shall have the meaning given it in Section 10.3

“Commercial Operation Date “ shall mean the date on which the Facility achieves Commercial Operation.

“Construction Commencement Date “ shall have the meaning assigned to it in Section 10.1.

“Contractor” shall have the meaning assigned to it in the first paragraph of the Agreement.

“Contractor Event of Default “ shall have the meaning assigned to it in Section 13.1.

“Cost of the Work “ shall mean the anticipated actual costs of construction, subject to the Payment Terms, as defined in Section 7.1, including the exceptions and additions permitted therein.

“CPCN” shall have the meaning assigned to it in the Recitals to the Agreement.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-11

“Defects”, individually a “Defect”, shall have the meaning assigned to it in Section 11.5.

“Dispute” shall have the meaning assigned to it in Section 12.1.

“Easement Areas” shall have the meaning assigned to it in Section 4.10.

“Effective Date” shall mean the date that the Agreement has been signed by Contractor and Owner.

“Engineer” shall have the meaning assigned to it in Section 4.2.2.

“Equipment Instruction Manual” shall mean the manual or manuals provided by Contractor to Owner pursuant to Section 3.1.6, including operation requirements, guidelines and manuals established by the manufacturers of the major equipment for the Facility.

“Excluded GMP Costs” shall have the meaning given the term in Section 7.2.

“Facility” shall mean the Generating Facility, as more particularly described in the Agreement.

“Facility Start Up “ shall mean the activities following completion of construction of the Facility, but prior to Acceptance Testing, that are necessary to accomplish the initial start up of the equipment within the Facility that generates electricity, steam and chilled water, including, without limitation, the flushing of lines, pressure testing of pipes, filling equipment with oils and other fluids, and the provision of any equipment vendor services relating thereto.

“Final Completion “ shall have the meaning assigned to it in Section 10.5.

“Final Completion Date” shall mean the date Final Completion occurs.

“Financing Party “ shall mean any Person, other than Parties, providing debt or equity financing (including equity contributions or commitments) refinancing of any guarantees, insurance or credit support for or in connection with such a financing or refinancing, in connection with the development, construction, Ownership or leasing operation or maintenance of the Facility, or any part thereof including any trustee or agent acting on any such Person’s behalf.

“Force Majeure” shall mean in respect of any Party an event beyond the reasonable control of such Party which prevents or delays such Party from performing its obligations under the Agreement (except for the obligation to pay money) or which materially increases its costs of performing those obligations. Examples include, to the extent they otherwise meet the foregoing definition, the following: war, hostilities, civil disturbances, any kind of local or national emergency, riot, fire, flood, hurricane, storm, earthquake, concealed or subterranean conditions at the Site that could not be discovered by a reasonable inspection of the Site, power failure or power surge, epidemic, explosion, sabotage, act of God, acts or failures to act by Governmental Authorities (including failure to issue, delays in issuing beyond the period provided by law (or if no such period is provided, beyond the customary period), or revocation of Governmental Authorizations, except to the extent any such failure, delay or revocation is due to the negligence or willful misconduct of Contractor or its Affiliates), failure of the Subcontractors or Suppliers to perform or deliver on a timely basis, to the extent such failure is due to a force majeure condition affecting the Subcontractor or Supplier, strike, slowdown or other labor unrest (other than a localized strike against an individual employer), delay of carriers, failure of the usual modes of transportation, embargo, change in any applicable Law from that in effect on the date hereof, any condition at the Site that requires remediation under any applicable Law related to the environment, or expropriation or confiscation of facilities. The effect of Force Majeure upon the Payment Terms and upon the Guaranteed Mechanical Completion Date and the Delay Default Date shall be limited as more particularly set forth in Sections 7.2 and 13.5.3. Force Majeure shall not include breach of contract by Subcontractors or Suppliers.

“Good Utility Practice “ shall mean, at any particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the United States electric power generating industry (including without limitation cogeneration facilities) prior to such time and by constructors, Owner, operators or maintainers of facilities similar in size and operational characteristics to the Facility, or (b) any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable costs consistent with applicable Law and the Authorizations, environmental considerations, good business practices, reliability, safety, expedition and t he manufacturer’s maintenance requirements, provided that “Good Utility Practice” is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of the acceptable practices methods or acts generally accepted in such industry having due regard for, among other things, the manufacturer ‘s maintenance requirements, the requirements of Governmental Authorities and any applicable agreements.

“Governmental Authority” shall mean the national government, and any regulatory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over either Party, the Facility or the Site, whether acting under actual or assumed authority. Permits, orders or other approvals given by such bodies are “Governmental Authorizations”.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-12

“Payment Terms” shall mean those terms for Owner’s payments to Contractor as stated in th e Agreement.

“Hazardous Substances “ shall mean, collectively, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated under any federal, state or local law relating to the protection of the environment, including the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq., or any similar state statute.

“Independent Engineer” shall mean a qualified independent engineering firm mutually agreeable to Contractor and the State, to be selected by them not later than thirty (30) days prior to the commencement of construction. The Parties shall employ the Independent Engineer, whose compensation shall be a part of the Cost of the Work, to verify that Mechanical Completion has occurred and to resolve any disputes among the Parties as to the items that should appear on the Punch List.

“Law “ shall mean (i) any law, legislation, statute, act, rule, ordinance, decree, treaty, regulation, order, judgment, or other similar legal requirement, or (ii) any legally binding announcement, directive or published practice or interpretation thereof, enacted, issued or promulgated by any Governmental Authority.

"Major Equipment Suppliers" shall have the meaning assigned to it in Section 4.2.3.

“Mechanical Completion “ shall have the meaning set forth in Section 10.2.

“Mechanical Completion Date Guarantee “ shall have the meaning set forth in Section 11.4.

“Minimum Required Capacity “ shall have the meaning assigned to it in Section 11.3.1.

“Owner Event of Default “ shall have the meaning assigned to it in Section 13.3.

“Parties” shall mean Contractor and Owner when referred to collectively and “ Party” shall mean any one of the Parties referred to singly.

“Person” shall mean any individual, firm, company, association, general partnership, limited partnership, limited liability company, trust, business trust, corporation, public body, or other legal entity.

“PM/CM “ shall have the meaning assigned to it in Section 4.2.2.

“PM/CM Con rac “ shall have the meaning assigned to it in Section 4.2.2.

“Prime Subcontractor” shall have the meaning assigned to it in Section 4.2.4.

“Prime Subcontractor Contracts “ shall have the meaning assigned to it in Section 4.2.4.

“Progress Report “ shall have the meaning assigned to it in Section 9.1.1.1.

“Project” shall mean the development of the Facility at t he Site by the Contractor, and shall include the Work.

“Project Documents” shall have the meaning assigned to it in Section 15.2.5.2.

“Project Schedule” shall mean the schedule of activities (including all amendments or supplements thereto following the Effective Date of the Agreement) during the Project that coordinates all aspects of the Project, including without limitation, permitting, engineering, procurement of equipment and materials, construction, Facility Start Up, Mechanical Completion, Acceptance Testing, completion of the Punch List and Project close out. The Project Schedule will include, without limitation, the Payment Milestone Schedule and sub-Project schedules for each of the major participants in the Project.

“Punch List” shall have the meaning assigned to it in Section 10.4.

“Punch List Holdback Amount “ shall have the meaning assigned to it in Section 10.4.

“QA/QC Director “ shall have the meaning assigned to it in Section 4.2.5.

“QA/QC Contract “ shall have the meaning assigned to it in Section 4.2.5.

“Remedial Measures” shall have the meaning assigned to it in Section 11.3.1.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-13

“Safety Director “ shall have the meaning assigned to it in Section 4.2.6.

“Safety Contract “ shall have the meaning assigned to it in Section 4.2.6 .

“Safety Plan” shall have the meaning assigned to it in Section 4.8.

“Security Plan” shall have the meaning assigned to it in Section 4.9.

“Site” shall mean the area described and depicted in EXHIBIT A to the Agreement.

“Soil Disposal Area” shall have the meaning assigned to it in Section 4.10.

“Specifications” shall mean the Design Review Manual prepared by Engineer, which is incorporated into the Agreement by this reference, and any supplements or amendments thereto that may be agreed to by the Parties after execution of the Agreement. The Specifications shall further include any Change Orders and other changes to the Work authorized in accordance with Article 8 of the Agreement.

“Subcontractor” shall mean every Person (other than employees of Contractor) employed or engaged by Contractor or any Person (other than Owner) directly or indirectly in privity with Contractor (including every sub-subcontractor of whatever tier) to perform any portion of the Work, whether the furnishing of labor, materials, equipment, services or otherwise.

“Subcontractor Protections “ shall have the meaning assigned to it in Section 11.8

“Subcontractor Recoveries “ shall have the meaning assigned to it in Section 11.10.

“Suppliers” shall mean a manufacturer, fabricator, supplier, distributor, materialman or vendor having a direct contract with Contractor or with any Subcontractor to furnish materials or equipment to be incorporated in the Work by Contractor or any Subcontractor.

“Term” shall mean the duration of the Agreement, from the Effective Date until Final Completion.

“Testing Engineer” shall have the meaning set forth in Section 11.1.

“Traffic Control Plan” shall have the meaning set forth in Section 4.7.

“Uninsured Force Majeure “ shall mean any event of Force Majeure, or portion thereof, not covered by the insurance required to be carried in connection with the Project.

“Utility Regulator” shall mean any Governmental Authority that has specific jurisdiction over the production, sale, or pricing of the provision of electric energy or related services.

“Warranty Period” shall mean, with respect to any component, the applicable length of any warranties provided by the related Subcontractor.

“Work” shall mean all design, engineering, procurement, construction, erection, installation, training, start -up and testing activities and services necessary to achieve a complete and operable Facility in accordance with the terms of the Agreement, to achieve Mechanical Completion, Commercial Operation, and Final Acceptance.

SOLAR POWER PURCHASE AGREEMENT	EXHIBIT C-14

Schedule 1.1

Purchased Contracts

•	Solar Power Purchase Agreement between Assignor and Woodcrest Christian School

•	System, the Photovoltaic (Solar) Installation Agreement between Assignor and TSJ Electrical & Comm Inc for the Woodcrest Christian School System solar project

•	SolarMax Technology, Inc. Subcontract between the Assignor and Elite Electric Inc for the Woodcrest Christian School System

Schedule 2.3

Required Consents

None

Schedule 3.6

Purchased Approvals

•	City of Riverside PV Permit

•	City of Riverside ESS Permit

•	City of Riverside LED Permit

•	City of Riverside Structural Permit

•	SCE Interconnection Application

•	SGIP Reservation

Schedule 3.7

Project Documents

•	Solar Power Purchase Agreement between Assignor and Woodcrest Christian School

•	System, the Photovoltaic (Solar) Installation Agreement between Assignor and TSJ Electrical & Comm Inc for the Woodcrest Christian School System solar project

•	SolarMax Technology, Inc. Subcontract between the Assignor and Elite Electric Inc for the Woodcrest Christian School System

•	Solar Power Purchase Agreement

•	Woodcrest PV Permitted Plans

•	Woodcrest LED Permitted Plans

•	Woodcrest ESS Permitted Plans

•	Woodcrest Approved Structural Calcs

•	Woodcrest PV Job Card

•	Woodcrest LED Job Card

•	Woodcrest ESS Job Card

•	Woodcrest Structural Job Card

•	SCE Interconnection Agreement

Schedule 3.10

Broker’s and Finder’s Fees

None

Schedule 4.15

Insurance Policies

No claims have been made on any of the above policies